SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

ASTRO AEROSPACE LTD.

(Exact name of registrant as specified in its charter)

Nevada	4522	98-0557091
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

320 W. Main Street

Lewisville, TX 75057

Telephone: (972) 221-1199

(Address and telephone number of registrant's

principal executive offices)

Bruce Bent

320 W. Main Street

Lewisville, TX 75057

Telephone: (972) 221-1199

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies of all Correspondence to:

J.M. Walker & Associates

Attorneys At Law

7841 S. Garfield Way

Centennial, Colorado

Telephone: (303) 850-7637

Facsimile: (303) 482-2731

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting registrant.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting registrant [x]
Emerging growth company [ ]

Calculation of Registration Fee

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)(2)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (3)	PROPOSED MAXIMUM AGGREGATE OFFER PRICE (4)	AMOUNT OF REGISTRATION FEE
Common Stock underlying the principal amount of the November 2018 convertible promissory notes and the inducement shares	3,999,684	$0.43	$1,719,864.12	$208.45
Common Stock underlying certain of the November 2018 warrants	344,029	$0.51	$175,454.79	$21.27
Common Stock	4,343,713	-	$1,895,318.91	$229.71

(1)We are registering 3,843,434 common shares that we may issue to Oasis Capital LLC (the “selling stockholder”) following the conversion of a senior secured convertible promissory note issued pursuant to a security purchase agreement entered into with the selling stockholder on November 27, 2018 and an additional 156,250 common shares that we issued to the selling stockholder as an inducement fee in connection with the securities purchase agreement.  In the event of stock splits, stock dividends or similar transactions involving the common shares, the number of common shares registered shall, unless otherwise expressly provided, automatically be deemed to cover the additional securities to be offered or issued pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  In the event that the adjustment provisions of the securities purchase agreement require the registrant to issue more shares than are being registered in this registration statement, for reasons other than those stated in Rule 416 of the Securities Act, the registrant will file a new registration statement to register those additional shares.

(2)Represents common shares issuable by the registrant upon exercise of certain November 2018 warrants to purchase common shares at an exercise price of $0.51.

(3)The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) of the Securities Act, based upon the average of the high and low sales prices for the registrant’s common shares as reported on the OTC Markets on December 31, 2018.

(4)Based on the average of the high and low sales prices for the registrant’s common shares as reported on the OTC Markets on December 31, 2018.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND IS SUBJECT TO COMPLETION AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Preliminary Prospectus Dated January 7, 2019

ASTRO AEROSPACE LTD.

Up to a Maximum of 4,343,713 Common Shares

This prospectus relates to the resale by the selling stockholder identified in this prospectus of up to 4,343,713 common shares, $0.001 par value per share (“Common Shares”) of Astro Aerospace Ltd., a Nevada corporation (“Astro,” “we,” or “Company”). The common shares are issued or issuable by us to the selling stockholder pursuant to the terms of that certain Securities Purchase Agreement entered into by us with Oasis Capital LLC (the “selling stockholder”) dated November 27, 2018 (the “Purchase Agreement”). Pursuant to the terms and conditions of the Purchase Agreement, we have issued a senior secured promissory note in the principal sum of up to $1,383,636 for consideration of $1,200,000, payable in two tranches.  This prospectus also relates to the resale by the selling stockholder of up to 156,250 shares of our Common Stock that we issued to the selling stockholder as inducement shares and the 344,029 shares underlying the warrants issued with respect to the Purchase Agreement.

For more information about the selling stockholder, please see the section of this prospectus entitled “Selling Stockholder” beginning on page 47

The selling stockholder may offer all or part of the shares for resale from time to time through public or private transactions at either fixed prices or prevailing market prices at the time of sale, at varying prices or negotiated prices.

Any broker-dealers or agents that are involved in such resales may be deemed to be “underwriters” within the meaning of the Securities Act in connection therewith. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. For more information, please see the section of this prospectus titled “Plan of Distribution” beginning on page 21.

We will not receive any proceeds from the resale of shares of Common Stock by the selling stockholder. We will, however, receive proceeds from the sale of the note directly to the selling stockholder pursuant to the Securities Purchase Agreement and may receive from the exercise of warrants.

Our Common Stock is quoted on the OTCQB Marketplace operated by the OTC Markets Group, Inc., or “OTCQB” under the symbol “ASDN.” On December 31, 2018, the average of the high and low sales prices of our Common Stock was $0.43 per share. These prices will fluctuate based on the demand for our Common Stock.

Investing in our Common Stock involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Unless otherwise specified or the context otherwise requires, references in this prospectus to "we", "our" and "us" and the "Company" refer to Astro Aerospace Ltd.

PROSPECTUS SUMMARY

To understand this offering fully, you should read the entire prospectus carefully, including the risk factors beginning on page 8 and the financial statements.

General

The Company was originally incorporated in the State of Nevada on March 27, 2007.

We have accumulated deficit of $7,104,687 as of September 30, 2018.

Operations

The Company is a developer of self-piloted and autonomous, manned and unmanned, eVTOL (Electric Vertical Take Off and Landing) aerial vehicles.

Common Shares

Outstanding prior 69,308,846 common shares

to the Offering

Common Shares

Outstanding after

The Offering73,652,559 common shares, assuming the issuance and resale of all of the common shares covered by the registration statement of which this prospectus forms a part.

Terms of OfferingThe selling stockholder will determine when and how they will sell the common shares offered in this prospectus.

Use of ProceedsWe will not receive any proceeds from the sale of the common shares offered hereunder by the selling stockholder.  However, we will receive proceeds from sales of the Note to the selling stockholder under the Purchase Agreement, and we may receive proceeds upon the exercise of the warrants.  The proceeds from our sale of shares to the selling stockholder under the Purchase Agreement will be used by us for working capital and general corporate purposes.  See, “Use of Proceeds” on page 21.

OTC Markets

Trading SymbolASDN

Risk FactorsThe common shares offered hereby involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment.

RISK FACTORS

Our business is subject to numerous risk factors, including the following:

1. We cannot offer any assurance as to our future financial results. You may lose your entire investment.

We are a new business and as such, there is no assurance that we will be able to locate customers that could use our services in the future and we may not be able to generate revenues in the future in a manner that will be sufficient for us to remain profitable.

Our future profitability will be dependent upon if we can service clients and increase our client base.  There can be no assurance that we will ever increase our profitability.

Even if we obtain future revenues sufficient to expand operations, increased operating expenses could adversely affect our ability to operate in a profitable manner.

2. There can be no assurance we will continue to be able to successfully compete in the market or generate enough sales to increase our profitability.

There are no assurances that we will continue to be successful in our business endeavors or continue to generate enough sales to be profitable.

3.Our success depends on certain key employees.

Our success depends to a significant extent on the performance of a number of senior management and other key employees, including production and creative personnel.

We do not have “key person” insurance on the lives of our officers or directors. Our inability to retain or successfully replace where necessary members of our senior management and other key employees could have a material adverse effect on our business, results of operations and financial condition.

4.We may in the future issue more shares that could cause a loss of control by our present management and current stockholders.

We may issue further shares as consideration for the cash or assets or services out of our authorized, but unissued, common stock that would, upon issuance, represent a majority of our voting power and equity. The result of such an issuance would be those new stockholders and management would control the Company, and persons unknown could replace our management at that time. Such an occurrence would result in a greatly reduced percentage of ownership of the Company by our current shareholders, which could present significant risks to investors.

5.The elimination of personal liability of our directors and officers under Nevada law and the existence of indemnification rights held by our directors, officers and employees may result in substantial expenses.

We have agreed to indemnification of officers and directors as provided by the Nevada Revised Statutes.  The Nevada Revised Statutes provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person's promise to repay us therefore if it is ultimately determined that any such person shall not have been entitled to indemnification.

6.Our industry is highly competitive and cyclical, with intense price competition.

The manned and cargo drone industry is new, but it competes directly with other aircraft industries, such as helicopters and fixed wing aircraft.  These industries are highly competitive throughout the world.  Chartering of such aircraft is often done on the basis of competitive bidding among those providers having the necessary equipment, operational experience and resources.  Factors that affect competition in these industries include price, quality of service, operational experience, record of safety, quality and type of equipment, client relationships and professional reputation.

Our industry has historically been cyclical, and is affected by the volatility of the market.  There are periods of high demand for aircraft services, followed by periods of low demand for aircraft services, and the manned and cargo drone industry is likely to follow this trend.  Changes in commodity prices can have a significant effect on the demand for our services, and periods of low activity intensify price competition in the industry and often result in aircraft being idle for long periods of time.

As a result of significant cross-industry competition, we must be able to provide safe and efficient service.

7.Reductions in spending on industrial aviation services by government agencies could result in difficulties in garnering contracts or delays in receiving payments, which could adversely impact our business, financial condition and results of operations.

We intend to offer our products to government agencies as potential clients.  However, any reductions in the budgets of government agencies for spending on industrial aviation services, implementation of cost saving measures by government agencies, imposed modifications of contract terms or delays in collecting receivables owed to us by future government agency clients could have an adverse effect on our business, financial condition and results of operations.

In addition, there are inherent risks in contracting with government agencies.  Applicable laws and regulations in the countries in which we operate may result in government agency clients being able to terminate contracts for convenience, reduce, modify or concel contracts or subcontracts if requirements or budgetary contraints change, or terminate contracts or adjust their terms.

8.We may undertake one or more significant corporate transactions that may not achieve their intended results, may adversely affect our financial condition and our results of operations or result in unforeseeable risks to our business.

We continuously evaluate the acquisition or disposition of operating businesses and assets and may in the future undertake one or more significant transactions. Any such transaction could be material to our business and could take any number of forms, including mergers, joint ventures and the purchase of equity interests. The consideration for such acquisitive transactions may include, among other things, cash, common stock or equity interests in us or our subsidiaries, or a contribution of equipment to obtain equity interests, and in conjunction with a transaction we might incur additional indebtedness. We also routinely evaluate the benefits of disposing of certain of our assets.

These transactions may present significant risks such as insufficient revenue to offset liabilities assumed, potential loss of significant revenue and income streams, increased or unexpected expenses, inadequate return of capital, regulatory or compliance issues, the triggering of certain covenants in our debt agreements (including accelerated repayment) and unidentified issues not discovered in due diligence. In addition, such transactions could distract management from current operations. As a result of the risks inherent in such transactions, we cannot guarantee that any such transaction will ultimately result in the realization of its anticipated benefits or that it will not have a material adverse effect on our business, financial condition and results of operations. If we were to complete such an acquisition, disposition, investment or other strategic transaction, we may require additional debt or equity financing that could result in a significant increase in our amount of debt and our debt service obligations or the number of outstanding shares of our common stock, thereby diluting holders of our common stock outstanding prior to such acquisition.

9.Our operations involve a degree of inherent risk that may not be covered by our insurance and may increase our operating costs.

The development and operations of manned drones inherently involves a degree of risk.  Hazards such as harsh weather, mechanical failures, facility fires, spare parts damage, crashes and collisions are inherent in our business and may result in personal injury, loss of life, damage to property and equipment, suspension or reduction of operations, reduced number of flight hours and the grounding of such aircraft or insufficient ground facilities or spare parts to support operations.  In addition to any loss of property or life, our revenue, profitability and margins could be materially affected by an accident or asset damage.

We, or third parties operating our drones, may experience accidents or damage to our assets in the future.  These risks could endanger the safety of both our own and our clients’ personnel, equipment, cargo and other property, as well as the environment.  If any of these events were to occur with equipment or other assets that we need to operate or lease to third parties, we could experience loss of revenue, termination of charter contracts, higher insurance rates, and damage to our reputation and client relationships.  In addition, to the extent an accident occurs with drones we operate or to assets supporting operations, we could be held liable for resulting damages.  Even where losses or liability for damages is covered by insurance, we may incur deductibles and additional insurance premiums.  The lack of sufficient insurance for an incident or accident could have a material adverse effect on our operations and financial condition.

We attempt to protect ourselves against financial losses and damages by carrying insurance to cover test flights.  Our insurance coverage is subject to deductibles and maximum coverage amounts, and we do not carry insurance against all types of losses, including business interruption. We cannot assure you that our existing coverage will be sufficient to protect against all losses, that we will be able to maintain our existing coverage in the future or that the premiums will not increase substantially. In addition, future terrorist activity, risks of war, accidents or other events could increase our insurance premiums. The loss of our liability insurance coverage, inadequate coverage from our liability insurance or substantial increases in future premiums could have a material adverse effect on our business, financial condition and results of operations.

10.Failure to maintain standards of acceptable safety performance may have an adverse impact on our ability to attract and retain clients and could adversely impact our reputation, operations and financial performance.

Our clients consider safety and reliability as two of the primary attributes when selecting a provider of air transportation services. If we fail to maintain standards of safety and reliability that are satisfactory to our clients, our ability to retain clients and attract new clients may be adversely affected. Accidents or disasters could impact client or passenger confidence in a particular fleet type, us or the air transportation services industry as a whole and could lead to a reduction in client contracts, particularly if such accidents or disasters were due to a safety fault in a type of aircraft used in our fleet. In addition, the loss of aircraft as a result of accidents could cause significant adverse publicity and the interruption of air services to our clients, which could adversely impact our reputation, operations and financial results.

11.We are exposed to credit risk

We are exposed to credit risk on our financial investments, which depends on the ability of our counterparties to fulfill their obligations to us. We manage credit risk by entering into arrangements with established counterparties and through the establishment of credit policies and limits, which are applied in the selection of counterparties.

Credit risk on financial instruments arises from the potential for counterparties to default on their contractual obligations and is limited to those contracts on which we would incur a loss in replacing the instrument. We monitor our concentration risk with counterparties on an ongoing basis. The carrying amount of financial assets represents the maximum credit exposure for financial assets.

Credit risk arises on our trade receivables from the unexpected loss in cash and earnings when a client cannot meet its obligation to us or when the value of any security provided declines. To mitigate trade credit risk, we have developed credit policies that include the review, approval and monitoring of new clients, annual credit evaluations and credit limits. There can be no assurance that our risk mitigation strategies will be effective and that credit risk will not adversely affect our financial condition and results of operations.

12.Changes in effective tax rates, taxation of our foreign subsidiaries or adverse outcomes resulting from examination of our tax returns could adversely affect our business, financial condition and results of operations.

Our future effective tax rates could be adversely affected by changes in tax laws, both domestically and internationally, or the interpretation or application thereof.  From time to time, the U.S. Congress and foreign, state and local governments consider legislation that could increase our effective tax rate or the effective tax rates of our consolidated affiliates. We cannot determine whether, or in what form, legislation will ultimately be enacted or what the impact of any such legislation could have on our profitability. If these or other changes to tax laws are enacted, our profitability could be negatively impacted.

Our future effective tax rates could also be adversely affected by changes in the valuation of our deferred tax assets and liabilities, changes in the mix of earnings in countries with differing statutory tax rates, the ultimate repatriation of earnings from foreign subsidiaries to the U.S., or by changes in tax treaties, regulations, accounting principles or interpretations thereof in one or more countries in which we operate. In addition, we are subject to the potential examination of our income tax returns by the Internal Revenue Service and other tax authorities where we file tax returns. We regularly assess the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of our provision for income taxes. There can be no assurance that such examinations will not have a material adverse effect on our business, financial condition and results of operations.

13.Manned and cargo drones are new technology.  Unforeseen government regulation may limit our ability to operate.

While our industry does share some overlap with helicopter and fixed wing aircraft industries, the technology is new and in development.  As a result, our industry may face increased regulation from one or more government agencies that could have a negative effect on our ability to operate our business.  There is no guarantee that we could continue operations if these regulations are too strict or expansive.

14.Adverse results of legal proceedings could materially and adversely affect our business, financial condition and results of operations.

We may in the future be subject to legal proceedings and claims that arise out of the ordinary conduct of our business. Results of legal proceedings cannot be predicted with certainty. Irrespective of merit, litigation may be both lengthy and disruptive to our operations and could cause significant expenditure and diversion of management attention. We may face significant monetary damages or injunctive relief against us that could materially adversely affect a portion of our business operations or materially and adversely affect our business, financial condition and results of operations should we not prevail in certain matters.

15.Negative publicity may adversely impact us.

Media coverage and public statements that insinuate improper actions by us, our unconsolidated affiliates, or other companies in our industry, regardless of their factual accuracy or truthfulness, may result in negative publicity, litigation or governmental investigations by regulators. Addressing negative publicity and any resulting litigation or investigations may distract management, increase costs and divert resources. Negative publicity may have an adverse impact on our reputation, the morale of our employees and the willingness of passengers to fly on our aircraft and those of our competitors, which could adversely affect our business, financial condition and results of operations.

16.We are a smaller reporting company, and we cannot be certain if the reduced disclosure requirements applicable to smaller reporting companies will make our common stock less attractive to investors.

We are currently a “smaller reporting company,” meaning that we are not an investment company, an asset- backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $250 million and annual revenues of less than $100 million during the most recently completed fiscal year. “Smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports and in a registration statement under the

Exchange Act on Form 10. Decreased disclosures in our SEC filings due to our status as a “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

17.We lack sufficient internal controls and implementing acceptable internal controls will be difficult with only three officers and directors thereby it will be difficult to ensure that information required to be disclosed in our reports filed and submitted under the Exchange Act is recorded, processed, summarized and reported as and when required.

We lack internal controls over our financials and it may be difficult to implement such controls with only three officers and directors. The lack of these internal controls make it difficult to ensure that information required to be disclosed in our reports is recorded, processed, summarized and reported as and when required.

The reason we believe our disclosure controls and procedures are not effective is because there is a lack of segregation of duties necessary for a good system of internal control due to insufficient accounting staff due to the size of the Company.

18.The regulation of penny stocks by SEC and FINRA may discourage the tradability of our securities.

We are a "penny stock" company. Our common stock does not currently trade on any market.  We intend for our common stock to trade on the OTC Market Pink Sheets and we will be subject to a Securities and Exchange Commission rule that imposes special sales practice requirements upon broker-dealers who sell such securities to persons other than established customers or accredited investors. For purposes of the rule, the phrase "accredited investors" means, in general terms, institutions with assets in excess of $5,000,000, or individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 (or that, when combined with a spouse's income, exceeds $300,000). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Effectively, this discourages broker-dealers from executing trades in penny stocks. Consequently, the rule will affect the ability of investors to sell their securities in any market that might develop therefore because it imposes additional regulatory burdens on penny stock transactions.

In addition, the Securities and Exchange Commission has adopted a number of rules to regulate "penny stocks". Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities and Exchange Act of 1934, as amended. Because our securities constitute "penny stocks" within the meaning of the rules, the rules would apply to us and to our securities. The rules will further affect the ability of owners of shares to sell our securities in any market that might develop for them because it imposes additional regulatory burdens on penny stock transactions.

Shareholders should be aware that, according to Securities and Exchange Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse.

Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) "boiler room" practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

19.We have not paid dividends to date and do not intend to pay any dividends in the near future.

We have never paid dividends on our common shares and presently intend to retain any future earnings to finance the operations of our business. You may never receive any dividends on our shares.

20.The exercise of stock options and warrants or the later sales of our common shares may further dilute your common shares.

Our board of directors is authorized to sell additional common shares or securities convertible into common shares, if in their discretion they determine that such action would be beneficial to us. Any such issuance below the offering price of the common shares in this prospectus would dilute the interest of persons acquiring common shares in this offering.

21.If large amounts of our common shares held by our existing stockholders are sold in the future, the market price of our common shares could decline.

The market price of our common shares could fall substantially if our existing stockholder were to sell large amounts of our common shares in the public market following this offering. These sales, or the possibility that these sales may occur, could also make it more difficult for us to sell equity or equity-related securities if we need to do so in the future to address then-existing financing needs. U.S. federal securities laws requiring the registration or exemption from registration in connection with the sale of securities limit the number of shares of common stock available for sale in the public market.

22.Investors may suffer substantial dilution or an unrealized loss of seniority in preferences and privileges if we need to seek additional funding in the future.

We have authorized 250,000,000 common shares with 69,308,846 common shares outstanding. If we desire to raise additional capital in the future to expand our operations, we may have to issue additional equity, preferred securities or convertible debt securities, which may not need the approval of current shareholders. The issuance of new common shares would cause the buyers in this offering to suffer dilution of their ownership percentage. In addition, it is possible that any future securities could grant new shareholders rights, preferences, and/or privileges that are different from this offering.

23.We may need additional capital in the future, which may not be available to us on favorable terms, or at all, and may dilute your ownership of our common stock.

We currently rely on outside financing and cash from operations to fund our operations, capital expenditures and expansion. We may require additional capital from equity or debt financing in the future to:

a)   fund our operations;

b)   respond to competitive pressures;

c)   take advantage of strategic opportunities, including more rapid expansion of our business or the acquisition of complementary products, technologies or businesses; and

d)   develop new products or enhancements to existing products.

We may not be able to secure timely additional financing on favorable terms, or at all. The terms of any additional financing may place limits on our financial and operating flexibility. If we raise additional funds through issuances of equity, convertible debt securities or other securities convertible into equity, our existing stockholders could suffer significant dilution in their percentage ownership of the Company, and any new securities we issue could have rights, preferences and privileges senior to those of our common stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us, if and when we require it, our ability to grow or support our business and to respond to business challenges could be significantly limited.

24.We may expand through acquisitions of, or investments in, other companies or through business relationships, all of which may result in additional dilution to our stockholders and consumption of resources that are necessary to sustain our business.

One of our business strategies is to acquire competing or complementary services, technologies or businesses.   In connection with one or more of those transactions, we may:

a)issue additional equity securities that would dilute our stockholders;

b)use cash that we may need in the future to operate our business;

c)incur debt on terms unfavorable to us or that we are unable to repay;

d)incur large charges or substantial liabilities;

e)encounter difficulties retaining key employees of the acquired company or integrating diverse business cultures;

f)become subject to adverse tax consequences, substantial depreciation or deferred compensation charges; and

g)encounter unfavorable reactions from investment banking market analysts who disapprove of our completed acquisitions.

25.We may be unable to repay our convertible promissory notes when they mature.

On November 27, 2018, we issued Notes in the aggregate principal amount of up to $1,383,636. The Notes accrue interest (payable at maturity with the principal) at a rate of 8% per annum, six months from the issue date. There is no assurance that we will be able to repay the Notes when they mature. If we fail to pay the principal of and interest on the Notes when due, the interest rate increases to a default rate of the lesser of 18% per annum or the maximum amount allowed by law until paid. In such event, or in the case of other events of default as defined in the Notes, we will likely be required to seek protection under applicable bankruptcy laws.

26.Resales of shares purchased by the selling stockholder under the Purchase Agreement may cause the market price of our Common Stock to decline.

Pursuant to the Purchase Agreement, we have issued to the selling stockholder a Senior Secured Convertible Promissory Note in the aggregate principal amount of up to $1,383,636 in return for a total investment of $1,200,000.  This note is convertible into common shares of the Company at a price equal to 75% of the lowest market value in the thirty trading days prior to the conversion date.  The selling stockholder will have the financial incentive to sell the shares of Common Stock issuable under the Purchase Agreement in advance of or upon receiving such shares and to realize the profit equal to the difference between the discounted price and the current market price of the shares. This may cause the market price of our Common Stock to decline. Following the issuance of the common shares upon conversion of the note, the selling stockholder may offer and resell the common shares at a price and time determined by them. The timing of sales and the price at which the shares are sold by the selling stockholder could have an adverse effect upon the public market for our Common Stock. There may be no independent or third-party underwriter involved in the offering of the shares held by or to be received by the selling stockholder under the Purchase Agreement, and there can be no guarantee that the disposition of those shares will be completed in a manner that is not disruptive to the market for our Common Stock. We may be unable to issue shares to the selling stockholder if the trading volume in our stock is not sufficient to allow the selling stockholder to sell the shares.

27.Issuances under the Purchase Agreement may cause dilution to existing stockholders.

Existing stockholders likely will experience increased dilution with decreases in market value of our common shares in relation to our issuances of shares under the Purchase Agreement, which could have a material adverse impact on the value of their shares. The formula for determining the number of common shares to be issued under the Purchase Agreement is based, in part, on the market price of the common shares and is equal to the lowest closing bid price of our common shares over the thirty trading days before the conversion notice is tendered by us to the selling stockholder. As a result, the lower the market price of our common stock at and around the time we issue shares under the Purchase Agreement, the more of our common shares the selling stockholder receives. Any increase in the number of common shares issued as a result of decreases in the prevailing market price would compound the risks of dilution. The selling stockholder may resell some, if not all, of the shares that we issue to them under the Purchase Agreement and such sales could cause the market price of our common stock to decline significantly. To the extent of any such decline, any subsequent conversions would require us to register additional common shares for issuance. Under these circumstances, the existing stockholders of the Company will experience greater dilution. The effect of this dilution may, in turn, cause the price of our common stock to decrease further, both because of the downward pressure on the stock price that would be caused by a large number of sales of our shares into the public market by the selling stockholder, and because our existing stockholders may disagree with a decision to sell shares under the Purchase Agreement at a time when our stock price is low, and may in response decide to sell additional shares, further decreasing our stock price.

28.There is an increased potential for short sales of our common stock due to the sale of shares pursuant to the Purchase Agreement, which could materially affect the market price of our common stock.

Downward pressure on the market price of our common stock that likely will result from resales of the common stock issued pursuant to the Purchase Agreement could encourage short sales of common stock by market participants other than the selling stockholder. Generally, short selling means selling a security not owned by the seller. The seller is committed to eventually purchase the security previously sold. Short sales are used to capitalize on an expected decline in the security’s price – typically, investors who sell short believe that the price of the stock will fall, and anticipate selling at a price higher than the price at which they will buy the stock. Significant amounts of such short selling could place further downward pressure on the market price of our common stock.

29.There can be no guarantee that the proceeds available to us under the Purchase Agreement will be sufficient for us to achieve profitable operations or to pay our current liabilities, which could have a material adverse impact on our ability to continue operations.

There is no assurance that the funds available to us under the Purchase Agreement will be sufficient to allow us to continue our marketing and sales efforts to the point we achieve profitable operations.

30.Although we are restricted from issuing shares under the Purchase Agreement to the selling stockholder if the purchase of such shares would result in the purchaser owning more than 9.99% of our issued and outstanding common shares following such issuance, such restriction does not prevent the selling stockholder from selling a large number of shares, resulting in substantial dilution to the value of shares held by existing stockholders.

We are prohibited from issuing shares to the selling stockholder pursuant to the Purchase Agreement if the issuance of shares would result in the selling stockholder holding more than 9.99% of the then-outstanding common shares. This restriction, however, does not prevent the selling stockholder from selling common shares previously received pursuant to the Purchase Agreement, and then receiving additional common shares in connection with a subsequent conversion. In this way, the selling stockholder could acquire and sell more than 9.99% of the outstanding common stock in a relatively short time frame while never holding more than 9.99% at one time.

31.Because the purchase price paid by the selling stockholder for the shares issued under the Purchase Agreement is based on a discount to the market price of our common stock, if the market price declines, we may be unable to continue to issue common shares pursuant to the Purchase Agreement without registering additional shares, which would impose additional costs in connection with the Purchase Agreement.

If the market price of our common stock declines, the number of common shares issuable in connection with the Purchase Agreement will increase. Accordingly, the shares registered for resale under this prospectus may be insufficient to permit us to issue additional shares in connection with the Purchase Agreement. In such an event, we would be required to, and would, file additional registration statements to cover the resale of additional shares issuable pursuant to the Purchase Agreement. The filing of the additional registration statement would impose additional costs in connection with the Purchase Agreement.

32.We may not have access to the full amount available under the Purchase Agreement.

Our ability to issue shares under the Purchase Agreement requires that a registration statement be declared effective and continue to be effective registering the resale of shares issuable under the Purchase Agreement. The registration statement of which this prospectus is a part registers the resale of 4,343,713 common shares issuable upon the conversion of the promissory note. Our ability to issue any additional shares under the Purchase Agreement will be contingent on our ability to prepare and to file one or more additional registration statements registering the resale of such additional shares. These registration statements (and any post-effective amendments thereto) may be subject to review and comment by the staff of the SEC, and will require the consent of our independent registered public accounting firm. Therefore, the timing of effectiveness of these registration statements (and any post-effective amendments thereto) cannot be assured. Even if we are successful in causing one or more registration statements registering the resale of some or all of the shares issuable under the Purchase Agreement to be declared effective by the SEC in a timely manner, we may not be able to sell the shares unless certain other conditions are met. For example, we might have to increase the number of our authorized shares in order to issue the shares under the Purchase Agreement. Increasing the number of our authorized shares will require board and stockholder approval. Accordingly, because our ability to access any amounts under the Purchase Agreement is subject to a number of conditions, there is no guarantee that we will be able to access all $1,200,000 of the proceeds available contractually under that agreement.

FORWARD LOOKING STATEMENTS

The statements contained in this prospectus that are not historical fact are forward-looking statements which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties.  We have made the forward-looking statements with management’s best estimates prepared in good faith.

Because of the number and range of the assumptions underlying our projections and forward-looking statements, many of which are subject to significant uncertainties and contingencies that are beyond our reasonable control, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this prospectus.

These forward-looking statements are based on current expectations, and we will not update this information other than required by law.  Therefore, the actual experience of the Company, and results achieved during the period covered by any particular projections and other forward-looking statements should not be regarded as a representation by the Company, or any other person, that we will realize these estimates and projections, and actual results may vary materially.  We cannot assure you that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.

USE OF PROCEEDS

The selling stockholder is selling all of the common shares covered by this prospectus for their own accounts.  Accordingly, we will not receive any proceeds from the resale of the common shares.  However, we will receive proceeds from the sale of the Note pursuant to the Securities Purchase Agreement to the selling stockholder.  We intend to use the net proceeds received from such sales for working capital and general corporate needs.

PLAN OF DISTRIBUTION

The selling stockholder may, from time to time, sell any or all of shares of our Common Stock covered hereby on the OTCQB Marketplace operated by the OTC Markets Group, Inc., or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling stockholder may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

·

-ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

-block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

-purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

-an exchange distribution in accordance with the rules of the applicable exchange;

-privately negotiated transactions;

-in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

-through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

-a combination of any such methods of sale; or

-any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, provided such amounts are in compliance with FINRA Rule 2121. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Common Stock will be paid by the selling stockholder and/or the purchasers.

Any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act, and such broker-dealers or agents will be subject to the prospectus delivery requirements of the Securities Act.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. There can be no assurance that the selling stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

At any time a particular offer of the shares of our Common Stock is made by the selling stockholder, a revised prospectus or prospectus supplement, if required, will be distributed. Such prospectus supplement or post-effective amendment will be filed with the SEC to reflect the disclosure of any required additional information with respect to the distribution of the shares of Common Stock. We may suspend the sale of shares by the selling stockholder pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

In connection with the Purchase Agreement, we also entered into a registration rights agreement with the selling stockholder, pursuant to which we are obligated to file a registration statement with the Securities and Exchange Commission covering common shares issuable upon conversion of the Note, common shares issued for purposes of inducement, and common shares underlying warrants issued pursuant to the Purchase Agreement within 30 days after the date of the Purchase Agreement.  In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within 90 days after filing and maintain the effectiveness of such registration statement until the termination of the Purchase Agreement.  The 4,343,713 common shares to be registered herein represent approximately 6.27% of the shares then issued and outstanding, assuming that the selling stockholder will sell all of the shares offered for sale.  The 4,343,713 common shares to be registered herein represent approximately 24.68% of the shares issued and outstanding held by non-affiliates of the Company.

Penny Stock

Under the rules of the Securities and Exchange Commission, our common stock will come within the definition of a “penny stock” because the price of our common stock is below $5.00 per share.  As a result, our common stock will be subject to the "penny stock" rules and regulations.  Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission’s regulations concerning the transfer of penny stock.  These regulations require broker-dealers to:

Make a suitability determination prior to selling penny stock to the purchaser;

   -  Receive the purchaser’s written consent to the transaction; and

   -  Provide certain written disclosures to the purchaser.

DESCRIPTION OF BUSINESS

Astro Aerospace Ltd. was originally incorporated in the State of Nevada on March 27, 2007.  On March 14, 2018, the majority of the stock was purchased by MAAB Global Limited, resulting in the name change from CPSM, Inc. to Astro Aerospace Ltd. and the business change from pool sales to the research and development of manned and cargo drones.  The Company has acquired the software, firmware and hardware for version one of a manned drone which has executed multiple flights. It is Astro’s goal to transform how people and things get from place to place. This will be done by making safe, affordable user-friendly autonomous manned and unmanned Electrical Vertical Take-Off and Landing (eVTOL) aircraft available to the mass market anywhere. Astro is currently working on Version two of the drone product which will feature design changes which enhance the top speed and length of time the drone can stay in the air and also adding additional safety features. The target market will be government, private sector operators and individuals for a wide range of commercial, logistical and personal uses.  Astro is currently in the flight testing mode of its Passenger Drone Version 1.0, as well as in the development stages of its version 2.0 Passenger Drone model and Version 1.0 of its Cargo Drone model.

Growth Strategy for the Company

The Company is working with Paterson Composites Inc., our design and manufacturing partner, who is leading the design and development team with responsibility for developing the team as well as building the new prototypes for the two new drone models. Astro recently added Kasaero GmbH (“Kasaero”), to the design team which is currently working alongside Paterson Composites to build Astro’s soon to be unveiled Passenger Drone Version 2.0 and Cargo Drone Version 1.0 models. Kasaero is responsible for enhancing the design for Version 2 and the Cargo Version, along with planning for the certification process of both. The Company applied for approval to test the Passenger Drone1.0 version in Canada in order to display new software, avionics and stability. The Company received an SFOC (Special Flight Operations Certificate) from Transport Canada in September 2018, allowing Astro to take to the sky, and put the Passenger Drone 1.0 “Elroy” through critical elements of integrated flight testing.  The testing culminated on Wednesday September 19, 2018 with a 4 minute and 30 second flight, reaching heights of over 60 feet and speeds of over 50 km/h. The avionics and flight control systems were put to task with a multitude of maneuvers and the vehicle remained exceptionally stable, even under the effects of a couple of unexpected wind gusts.

Competition

The Company is currently a research and development company focused on the creation of aerial drones for use in carrying passengers or cargo.  It is expected that research and development will continue for at least two years, at which point we will seek out a joint venture to help manufacture the design.  Once the research and development is complete, we intend to supply our products to a variety of industries, such as government, military, and for private use.  The cargo drone is intended to be the first available product.

Our prime competitors are Volocopter, a German company, and Ehang, a Chinese company, which are both developing manned eVTOL craft.  Our primary competitive advantage is our proprietary avionics and control systems.  Currently, we have a working prototype that has flown while manned, and testing has shown that the design is very stable.

Employees

As of January 7, 2019, we do not have any full or part time employees.

Properties

The Company is currently using office space at 320 W. Main Street, Lewisville, TX 75057 for corporate management.  This office space consists of 4,700 square feet, and is provided for the Company’s use rent-free by Bruce Bent, the Company’s CEO.  In addition, we have 1,500 square feet allocated to our use at Paterson Composites Inc. at their offices at 20 Fasken Dr., Etobicoke, ON, Canada M9W 1K6 for purposes of research and development.  We do not pay rent for this space, and the lease terms for both properties are currently indefinite.

DIVIDEND POLICY

We have not declared or paid dividends on our common shares since our formation, and we do not anticipate paying dividends in the foreseeable future.

Instead, we will retain any earnings for use in our business.  This policy will be reviewed by our board of directors from time to time in light of, among other things, our earnings and financial position.

No distribution may be made if, after giving it effect, we would not be able to pay its debts as they become due in the usual course of business; or the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

The board of directors may base a determination that a distribution is not prohibitive either on financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances or on a fair valuation of other method that is reasonable in the circumstances.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Recent Events

Sale of Common Stock of Majority Stockholders

On March 14, 2018, Lawrence and Loreen Calarco, officers and directors of the Company, the Lawrence & Loreen Calarco Family Trust and the Lawrence and Loreen Calarco Trust of June 3, 2014, majority stockholders controlled by Lawrence and Loreen Calarco, sold 51,711,571 common shares and 1,562,500 preferred shares to MAAB Global Limited, a non-affiliate of the Company, paid from Bruce Bent, officer and director of MAAB Global Limited’s personal funds resulting in a change of control of the Company.  The stock was transferred to MAAB Global Limited effective March 14, 2018.  The 51,711,571 common shares and 1,562,500 preferred shares represent 62.35% and 100% of the currently issued and outstanding common and preferred stock of the Company, respectively.

Resignation of Directors and Election of Directors

On March 14, 2018, Lawrence Calarco, Loreen Calarco and Charles Dargan II resigned as officers and directors of the Company.  Additionally, on March 14, 2018, Jeffrey Michel and Randy Sofferman resigned as directors of the Company.

On March 14, 2018, Bruce Bent, age 62, was appointed as Chief Executive Officer and Director of the Company.  He will stand for re-election at the next annual meeting of the shareholders.  There are no material arrangements to which Mr. Bent is a party, and there is no family relationship between him and any other party connected to the registrant.

Sale of Custom Pool and Spa Mechanics, Inc. and Custom Pool Plastering, Inc.

On April 30, 2018, pursuant to a Share Exchange Agreement dated April 16, 2018, the Company exchanged all of the issued and outstanding common shares of Custom Pool & Spa Mechanics, Inc. and Custom Pool Plastering, its wholly owned subsidiaries, for 13,668,900 common shares of the Company held by the Lawrence & Loreen Calarco Family Trust, an entity controlled by Lawrence Calarco and Loreen Calarco, former officers and directors of the Company. The Board of Directors subsequently authorized the cancellation of those common shares.  After said cancellation, the total issued and outstanding common shares is 69,308,846.  The Share Exchange Agreement was approved by the Board of Directors and written consent of shareholders holding 62.35% of the voting securities of the Company as of April 16, 2018.

Authorization of the Series B Convertible Preferred Stock

On May 4, 2018, the Board of the Company authorized 10,000 shares of the Series B Convertible Preferred Stock, par value $0.001 per share. The Preferred is entitled to a dividend, when declared by the Board of Directors, votes with all other classes of stock as a single class of stock on all actions to be voted on by the stockholders of the Company, and each share of Preferred is convertible into 1,333 shares of common stock and a five-year warrant to purchase 1,333 shares of common stock at an exercise price of $0.75 per share.

Asset Purchase Agreement with Confida Aerospace Ltd.

On May 8, 2018, the Company entered into an Asset Purchase Agreement with Confida Aerospace Ltd. Pursuant to the Asset Purchase Agreement, the Company purchased in-process research and development (“IPRD”) consisting of inventory, hardware designs, software designs, and a trademark all pertaining to passenger drone design and use from Confida Aerospace Ltd. As consideration for the Asset Purchase Agreement, the Company shall issue Confida Aerospace Ltd., 10,000 of the registrant’s Series B preferred shares. Each preferred share is convertible into 1,333 common shares and 1,333 warrants.  Each warrant is exercisable into one of the Company’s common shares at an exercise price of $.75.  The warrants have an exercise period of five years upon conversion. Additionally, the Company assumed $25,000 of debts incurred by Confida Aerospace Ltd. related to drone development.

New Operations – Astro Aerospace, Ltd.

Astro Aerospace Ltd. (“Astro” or the “Company) has acquired the software, firmware and hardware for Version one of a manned drone which has executed multiple flights. It is Astro’s goal to transform how people and things get from place to place. This will be done by making safe, affordable user-friendly autonomous manned and unmanned Electrical Vertical Take-Off and Landing (eVTOL) aircraft available to the mass market anywhere. Astro is currently working on Version two of the drone product which will feature design changes which enhance the top speed and length of time the drone can stay in the air and also adding additional safety features. The target market will be government, private sector operators and individuals for a wide range of commercial, logistical and personal uses.  Astro is currently in the flight testing mode of its Passenger Drone Version 1.0, as well as in the development stages of its version 2.0 Passenger Drone model and Version 1.0 of its Cargo Drone model.

The Company is working with Paterson Composites Inc., our design and manufacturing partner, who is leading the design and development team with responsibility for developing the team as well as building the new prototypes for the two new drone models. Astro recently added Kasaero GmbH (“Kasaero”), to the design team which is currently working alongside Paterson Composites to build Astro’s soon to be unveiled Passenger Drone Version 2.0 and Cargo Drone Version 1.0 models. Kasaero is responsible for enhancing the design for Version 2 and the Cargo Version, along with planning for the certification process of both. The Company applied for approval to test the Passenger Drone1.0 version in Canada in order to display new software, avionics and stability. The Company received an SFOC (Special Flight Operations Certificate) from Transport Canada in September 2018, allowing Astro to take to the sky, and put the Passenger Drone 1.0 “Elroy” through critical elements of integrated flight testing.  The testing culminated on Wednesday September 19, 2018 with a 4 minute and 30 second flight, reaching heights of over 60 feet and speeds of over 50 km/h. The avionics and flight control systems were put to task with a multitude of maneuvers and the vehicle remained exceptionally stable, even under the effects of a couple of unexpected wind gusts.

Overview – Discontinued Operation, Custom Pool

The Company’s discontinued operation, Custom Pool, historically was a full-service pool maintenance, resurfacing and repair company whose main service area is the Martin, Palm Beach, St. Lucie, Indian River and Brevard counties of Florida.  The Company earned revenue by charging service fees in the pool service business and by payments under contracts in the pool resurfacing business.  The Company managed its operating margins of the businesses by controlling personnel costs, chemical and material purchases and other service costs such as motor vehicle and insurance costs.  Personnel were critical to the business since customers choose those companies who have the most experience and perform the service in a timely and professional manner.

Custom Pool competed in its markets on the basis of price and the quality of the service.  There are many pool service companies in the market and throughout Florida.  However, this also presented an opportunity for the Company since many of its competitors are smaller and lack the infrastructure and depth of the Company.  This allowed the Company to compete through offering a larger range of services with a lower cost structure and to pursue growth opportunities either through internal growth or through opportunistic acquisitions.

Plan of Operations

Management will expand the business through further investment of capital provided by the controlling shareholder and through a small capital raise expected to take place at the beginning of 2019. The Company will continue to keep expenses as low as possible with closely monitoring working capital, development cost and schedule, while the Company continues the development of Passenger Drone Version 1.0 and 2.0 and Cargo Drone Version 1.0.

Results of Operations

The Three Months Ended September 30, 2018 compared to the Three Months Ended September 30, 2017

For the three months ended September 30, 2018, the Company did not have any revenue. It is developing an eVTOL aircraft and expects that it will be marketing the aircraft some time in 2020. Astro did incur $223,287 in operating expenses, which the majority of the expenses was from $156,996 of research and development expense from the design and engineering of the eVTOL aircraft. There was $91,291 in sales and marketing and general and administrative expenses and a $25,000 credit to the impairment expense from a reduction in accrued expenses. Other expenses were $22,780 and consist of banking and filing fees and interest expense. The Company expects to incur operating losses until the eVTOL aircraft is marketable and has passed government and safety regulations. Astro was not in operation in the three months ended September 30, 2017.

Discontinued Operations

There were no discontinued operations in the three months ended September 30, 2018. The Company consummated the sale of Custom Pool on April 30, 2018. The discontinued operations of Custom Pool for the three months ended September 30, 2017 had pre-tax income of $15,051 on revenue of $1,224,700. Operating margins declined by a small percentage, 1%, from the same quarter in the prior year largely due to the slight decrease in revenue from small fluctuations in customers served. Some of which is the result of the impact from Hurricane Irma.

The Company had a net loss of $246,067 comprised of the eVTOL aircraft operations. Although the preferred stock dividend of $2,500 is undeclared, the net loss available to common stockholders is $248,567 as if the dividend was declared and accrued.

Astro also had a foreign currency translation loss of $716 from the difference in the Canadian dollar and U.S. dollar exchange rates, which produced a comprehensive loss of $246,783.

Financial Results from the Prior Operations of Custom Pool, now discontinued

Nine Months Ended September 30, 2018 compared to Nine Months Ended September 30, 2017

For the nine months ended September 30, 2018, the Company did not have any revenue. It is developing an eVTOL aircraft and expects that it will be marketing the aircraft sometime in 2020. Astro did incur $6,832,443 in operating expenses, which the majority of the expenses was from an impairment of the assets acquitted from Confida Aerospace of $6,285,214. The impairment expense was reduced by $25,000 due to a reduction of assumed accrued expenses as the expenses were incurred. The Company also incurred $427,816 in research and development expenses from the design and engineering of the eVTOL aircraft. There was $119,413 in sales and marketing and general and administrative expenses. Other expenses were $27,974 and consist of banking and filing fees and interest expense, offset by an adjustment to prepaid corporate taxes. The Company expects to incur operating losses until the eVTOL aircraft is marketable and has passed government and safety regulations. Astro was not in operation in the nine months ended September 30, 2017.

Discontinued Operations

The discontinued operations of Custom Pool are not comparable in the nine months ended September 30, 2018 and 2017 since Custom Pool was sold on April 30, 2018 and therefore only four months of operations is in the 2018 period.

In the nine months ended September 30, 2017, Custom Pool had pre-tax income of $184,638 on revenue of $3,802,571. It paid income taxes of $59,776. The pre-tax income is a result of revenue from an increase in new pool service customers, as well as an increase in new pool plastering and resurfacing contracts. Some of the improvement was offset by general and administrative expenses due to increases in salaries and other compensation expenses, as well depreciation and amortization increased due to the purchase of additional motor vehicles, and replacing older vehicles, as business in both the pools service and resurfacing business has expanded.

The Company had a net loss of $6,719,484 comprised of the eVTOL aircraft operations and the discontinued operations. There was also a preferred dividend accrual of $2,500 and undeclared preferred dividends of $5,000, which made the net loss available to common stockholders of $6,726,984.

Astro also had a foreign currency translation loss of $716 from the difference in the Canadian dollar and U.S. dollar exchange rates, which produced a comprehensive loss of $6,720,200.

The Year Ended December 31, 2017 compared to The Year Ended December 31, 2016

For the years ended December 31, 2017 and 2016, we had revenues of $5,097,018 and $4,925,639 respectively, an increase of $171,379 or 3%. The small increase is due to fluctuations in the customers served, some of which is the result of the impact from Hurricane Irma. Pool service contract pricing and pool resurfacing contract pricing have remained at the same level from period to period. Further, resurfacing customers delayed decisions to refurbish their pools in the fourth quarter due to economic uncertainty. In the first quarter of 2018, the resurfacing business rebounded.

Purchases and service costs were $3,908,065 and $3,759,590 respectively, for the years ended December 31, 2017 and 2016, an increase of $148,475 or 4% The slight increase is due to the slight increase in revenue from small fluctuations in customers served.

Revenues less purchases and service costs was $1,188,953 and $1,166,049 for the years ended December 31, 2017 and 2016, respectively produced a margin of 23% in 2017 and 24% in 2016. The relatively flat margin is largely due to small revenue fluctuations and stable pricing in labor and materials.

For the years ended December 31, 2017 and 2016, we had sales and marketing expenses of $41,428 and $64,199, respectively. This was a decrease of $22,771 or 35% and is due largely to increased advertising and other marketing to support the move from the Palm City location to the Stuart location and for the grand opening of the new headquarters in 2016. Depending on the market and the Company’s expansion plans, marketing expenses most likely will increase in the future.

General and administrative expenses for the years ended December 31, 2017 and 2016 were $1,004,514 and $837,578, respectively, an increase of $166,936 or 20%. This is consistent with the increase in salaries and other compensation expenses, insurance costs and increases in legal, accounting and professional expenses.

Depreciation and amortization expense was $143,145 and $101,820 respectively, for the years ended December 31, 2017 and 2016, an increase of $41,325 or 41%. This is due to the purchase of additional motor vehicles, and replacing older vehicles.

We had $10,444 of other expense for the year ended December 31, 2017 versus other income of $36,647 for the year ended December 31, 2017. The other expense in 2017 was mainly from interest expense offset somewhat by a gain on the sale of some motor vehicles. The other income in 2016 is largely due to the sale of the Palm City building, which produced a gain of $60,292.

The total income tax benefit for 2017 was ($26,490), an effective tax (benefit) rate of (250.4%) versus a total income tax expense for 2016 of $65,901, an effective tax rate of 33.1%. The decline in income tax expense is mainly due to a pre-tax loss in 2017, as well as a small additional benefit due to the enactment of the Tax Cuts and Jobs Act of 2017.

We had a net income available to common stockholders of $5,912 and $123,918 for the years ended December 31, 2017 and 2016, respectively. The decrease in net income is due to relatively flat sales and operating margins, as well as increases in G&A compensation costs, insurance, legal, accounting and professional expenses and depreciation and amortization. In 2016, net income was boosted by the gain on the sale of the Palm City building.

Capital Resources and Liquidity

The Company currently is not profitable and must finance its business through raising additional capital. Currently, the Company is financed through its parent, MAAB Global Limited, which has loaned the Company $498,758 and there is $251,242 available under the terms of the note through September 30, 2018. Further capital support will come from the parent, and the Company is looking for additional capital from third party sources by the end of 2018. There is no assurance that the third party capital will be available. In the event that additional capital from the private or public markets is not available, the Company will need to reduce its spending on development and operations to the level of the capital that is available from the parent.

The Company has prepared its condensed consolidated financial statements for the three and nine months ended September 30, 2018 on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of our business. As reflected in the condensed consolidated financial statements, for the nine months ended September 30, 2018 the Company had a net loss of $6,719,484, and used $712,964 cash in operations, and at September 30, 2018, had negative working capital of $95,121, current assets of $29,277, and an accumulated deficit of $7,104,687. The foregoing factors raise substantial doubt about the Company’s ability to continue as a going concern. Ultimately, the ability to continue as a going concern is dependent upon the Company’s ability to attract significant new sources of capital, attain a reasonable threshold of operating efficiencies and achieve profitable operations by licensing or otherwise commercializing products incorporating the

Company’s technologies. The condensed consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

While the Company has Net Operating Loss (“NOL”) for tax purposes due to the net loss of $6,719,484 through the nine months ended September 30, 2018, the Company has taken a 100% income tax valuation allowance against it resulting in no deferred tax asset. At this time it is not known if the Company will become profitable with the ability to use the NOL.

The Company expects to spend $1,000,000 in the next six months and then another $1,000,000 in the subsequent six months on the development of the eVTOL aircraft.

In December 2015, the Company authorized 50,000,000 shares of Series A Preferred Stock, with a $0.0001 par value. The Series A Preferred has an 8% dividend paid quarterly, and is convertible into one share of common stock. The Series A Preferred is senior to the common stock as to dividends, and any liquidation, dissolution or winding up of the Company. The Series A Preferred also has certain voting and registration rights.

On March 14, 2018, Lawrence and Loreen Calarco, officers and directors of the Company, the Lawrence & Loreen Calarco Family Trust and the Lawrence and Loreen Calarco Trust of June 3, 2014, sold all 1,562,500 preferred shares to MAAB Global Limited, a non-affiliate of the Company.

On March 14, 2018, 1,500,000 stock options were cancelled and two 10% Convertible Promissory Notes (“Notes”) with a six month maturity were issued to the former option holders. The principal amount is $25,000 each and there is no prepayment penalty. The Notes are convertible into the Company’s common stock based upon the average of the previous ten trading days’ closing price of the stock, at the maturity date of the Notes. Upon conversion of the notes, Bruce Bent or MAAB Global Limited shall have the option to purchase the common stock issued at a 5% discount to the average closing price of the stock over the previous 10 trading days. The option to purchase expires ten days after the issuance of the common stock.

On September 18, 2018, at the maturity of the Notes, the entire outstanding balance was converted into 38,886 shares of common stock of the Company, which included $2,534 of accrued interest. The Company issued the shares of common stock on October 22, 2018

On May 4, 2018, the Board of Directors of the Company authorized 10,000 shares of the Series B Convertible Preferred Stock, par value $0.001 per share. The Preferred is entitled to a dividend, when declared by the Board of Directors, votes with all other classes of stock as a single class of stock on all actions to be voted on by the stockholders of the Company, and each share of Preferred is convertible into 1,333 shares of common stock and a five year warrant to purchase 1,333 shares of common stock at an exercise price of $0.75 per share. On May 8, 2018, the Company issued all of the 10,000 authorized Series B Preferred shares in the acquisition of certain assets from Confida Aerospace Ltd.

On March 14, 2018, MAAB Global Limited, the parent of Astro, issued a Promissory Note for monetary advances to the Company of up to $750,000. The Promissory Note matures on February 28, 2021. The Promissory Note has an interest charge of 10%, compounded monthly.

Interest accrues on the principal amount or portion thereof which remains unpaid from time to time as well as any interest outstanding, from the date the principal amount is advanced until and including the date upon which the principal amount and all interest due under this promissory note shall be fully paid. The principal amount advanced under the Promissory Note is $498,758 through September 30, 2018. The Company has accrued interest expense of $16,781 at September 30, 2018.

For the Nine Months Ended September 30, 2018 compared to the Nine Months Ended September 30, 2017

For the nine months ended September 30, 2018, we had a net loss of $6,719,484. We had the following adjustments to reconcile net income to cash flows from operating activities: an increase of $6,285,214 due to an impairment expense and an increase of $2,534 due to interest paid in common stock.

We had the following changes in operating assets and liabilities: an increase of $19,277 in other receivables, an increase of $10,000 in prepaid expenses, an increase of $20,494 in deposits, an increase of $3,833 in overdrafts at the bank, and increase of $123,065 in accounts payable and accrued expenses, and a decrease of $358,355 from the discontinued operations.

As a result, we had net cash used in operating activities of $712,964 for the nine months ended September 30, 2018 which is largely due to the continued development of the eVTOL aircraft.

For the nine months ended September 30, 2017, there was not any operations of the Company. From the discontinued operations of Custom Pool, we had a net income of $124,862 and an increase from the discontinued operations during the period of $22,556. As a result, we had net cash provided by operating activities of $147,418 for the nine months ended September 30, 2017.

For the nine months ended September 30, 2018, we did not have any cash flow from investing activities. For the nine months ended September 30, 2017, we had net cash used in investing activities of $10,688 from the discontinued operations of Custom Pool.

For the nine months ended September 30, 2018, we accrued a preferred stock dividend of $2,500, and received $498,758 from a Promissory Note from the parent. As a result, we had net cash provided by financing activities of $496,258 for the nine months ended September 30, 2018.

For the nine months ended September 30, 2017, we had cash used in financing activities of $152,359 from the discontinued operations of Custom Pool.

For the nine months ended September 30, 2018, we had a loss on foreign currency translation of $716. There was no foreign currency translation in the nine months ended September 30, 2017.

Financial Results from the Prior Operations of Custom Pool, now discontinued

For the Year Ended December 31, 2017 compared to the Year Ended December 31, 2016

For the year ended December 31, 2017, we had a net income of $15,912. We had the following adjustments to reconcile net income to cash flows from operating activities: an increase of $143,145 due to depreciation and amortization, an increase of $11,413 due to stock option compensation and an increase of $3,890 due to deferred income tax expense.

We had the following changes in operating assets and liabilities: an increase of $143,571 in accounts receivable, an increase of $9,177 in amounts due from related party, an increase of $32,023 due to inventory, an increase in prepaid expenses of $21,366, an increase of $46,237 in accounts payable and accrued expenses and a decrease in customer deposits of $37,330.

As a result, we had net cash used in operating activities of $22,870 for the year ended December 31, 2017 consistent with relatively flat sales and operating margins and delayed resurfacing contracts.

For the year ended December 31, 2016, we had a net income of $133,198. We had the following adjustments to reconcile net income to cash flows from operating activities: an increase of $101,820 due to depreciation and amortization, an increase of $24,491 due to stock option compensation, an increase of $37,393 due to deferred income tax expense and a decrease of $60,292 due to the gain on the sale of the Palm City, Fl. building.

We had the following changes in operating assets and liabilities: a decrease of $28,002 in accounts receivable, an increase of $2,864 in amounts due from related party, an increase of $46,921 due to inventory, an increase in prepaid expenses of $3,564, an increase of $7,962 in accounts payable and accrued expenses and a decrease in customer deposits of $19,420.

As a result, we had net cash provided by operating activities of $199,805 for the year ended December 31, 2016 consistent with the increase in pool servicing and pool plastering and resurfacing business and the acquisition of Sundook.

For the year ended December 31, 2017, we purchased $10,131 of property and equipment.  As a result, we had net cash used in investing activities of $10,131 for the year ended December 31, 2017.

For the year ended December 31, 2016, we purchased $90,689 of property and equipment.  We received net proceeds of $277,116 from the sale of the Palm City, Fl. building. We also made an additional deposit into escrow for the Sundook acquisition of $17,810. Additionally, we sold purchased assets of $17,500 and had a purchase price refund of $15,000.  As a result, we had net cash provided by investing activities of $201,117 for the year ended December 31, 2016.

For the year ended December 31, 2017, we accrued a preferred stock dividend of $10,000.  We made payments on the bank line of credit of $13,110.  Additionally, we made payments on notes payable of $101,550 and paid $54,981 on the stockholder advance payable, completely repaying it.  As a result, we had net cash used in financing activities of $179,641 for the year ended December 31, 2017. We also received proceeds from notes payable of $55,140, which was used in the purchase of motor vehicles.

For the year ended December 31, 2016, we accrued a preferred stock dividend of $10,000 and received proceeds from the issuance of preferred stock of $125,000.  We received proceeds from the bank line of credit of $5,466.  Additionally, we made payments on notes payable of $74,064, converted into preferred stock and paid $132,326 on the stockholder advance payable, made payments on and as of September 12, 2016, paid off the SBA loan of $192,290. We also paid down the Promissory Note – Stockholder by $120,622.  As a result, we had net cash used in financing activities of $398,836 for the year ended December 31, 2016. We also received proceeds from notes payable of $201,100, which was used in the purchase of motor vehicles.

Critical Accounting Policies and Estimates

Management's Discussion and Analysis of its Financial Condition and Results of Operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America.  The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities.  On an on- going basis, we evaluate our estimates, including those related to the reported amounts of revenues and expenses and the valuation of our assets and contingencies.  We believe our estimates and assumptions to be reasonable under the circumstances.  However, actual results could differ from those estimates under different assumptions or conditions. Our financial statements are based on the assumption that we will continue as a going concern.  If we are unable to continue as a going concern, we would experience additional losses from the write-down of assets.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-2, Leases (Topic 842) which will require lessees to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with term of more than twelve months. Consistent with current GAAP, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease.  The new ASU will require both types of leases to be recognized on the balance sheet. The ASU also will require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. These disclosures include qualitative and quantitative requirements, providing additional information about the amounts recorded in the financial statements. The ASU is effective for fiscal years beginning after December 15, 2018 and for interim periods within those fiscal years. The Company is in the process of determining the effect of the ASU on its condensed consolidated balance sheets and condensed consolidated statements of operations. Early application will be permitted for all organizations.

In April 2016, the FASB issued ASU 2016-10, “Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing”.  The amendments in this Update affect the guidance in Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606), which we are required to apply for annual periods beginning after December 15, 2017. The new guidelines currently did not impact our revenue presentation.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. The amendments in this update provide a more robust framework to use in determining when a set of assets and activities is a business. Because the current definition of a business is interpreted broadly and can be difficult to apply, stakeholders indicated that analyzing transactions is inefficient and costly and that the definition does not permit the use of reasonable judgment. The amendments provide more consistency in applying the guidance, reduce the costs of application, and make the definition of a business more operable. The amendments in this update become effective for annual periods and interim periods within those annual periods beginning after December 15, 2017. The adoption of this guidance did not have a material impact on the Company's condensed consolidated financial statements.

In May 2017, the FASB issued ASU 2017-09, “Scope of Modification Accounting”, to provide clarity and reduce both (1) diversity in practice and (2) cost and complexity when applying the guidance in Topic 718, Compensation—Stock Compensation, to change to the terms or conditions of a share-based payment award.  The amendments in this update provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. An entity should account for the effects of a modification unless all the following are met: (1) the fair value (or calculated value or intrinsic value, if such an alternative measurement method is used) of the modified award is the same as the fair value (or calculated value or intrinsic value, if such an alternative measurement method is used) of the original award immediately before the original award is modified. If the modification does not affect any of the inputs to the valuation technique that the entity uses to value the award, the entity is not required to estimate the value immediately before and after the modification; (2) the vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the original award is modified; (3) the classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before the original award is modified. The current disclosure requirements in Topic 718 apply regardless of whether an entity is required to apply modification accounting under the amendments in this update. The amendments in this update become effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. An entity should apply the amendments in this update prospectively to an award modified on or after the adoption date. The Company’s adoption of this standard did not have a material impact on its condensed consolidated financial statements.

Off - Balance Sheet Arrangements

We had no material off-balance sheet arrangements as of September 30, 2018.

Contractual Obligations

The registrant has no material contractual obligations

The long term debt repayments are as follows:

	2018	2019	2020	2021	2022	Thereafter	Total
Promissory Note - Parent	-	-	-	$498,758	-	-	$498,758
Total Repayments	-	-	-	$498,758	-	-	$498,758

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS

AND CONTROL PERSONS

The following persons listed below have been retained to provide services as director until the qualification and election of his successor.  All holders of common stock will have the right to vote for directors.

The board of directors has primary responsibility for adopting and reviewing implementation of the business plan of the registrant, supervising the development business plan, review of the officers' performance of specific business functions.  The board is responsible for monitoring management, and from time to time, to revise the strategic and operational plans of the registrant.  A director shall be elected by the shareholders to serve until the next annual meeting of shareholders, or until his or her death, or resignation and his or her successor is elected.

The Executive Officers and Directors are:

Name	Position	Term(s) of Office
Bruce Bent	Chief Executive Officer	March 22, 2018 to present
	Director	March 22, 2018 to present
	Chief Financial Officer	March 22, 2018 to present

Paul F. Beard	Director	April 30, 2018 to present

Resumes

Bruce Bent, age 62, has been the CEO and director of the Company since March 22, 2018.  From September 18, 2017 to present, Mr. Bent has acted as Chief Executive Officer and Director of MAAB Global Limited.  Mr. Bent is President of Matthews Development (Alberta) Inc. a Canadian based project management company and is Chief Financial Officer of Matthews Acquisitions LLC, a holding company for the Matthews Group of Companies in the United States.  Mr. Bent is Chairman and Director of Enerdynamic Hybrid Technologies Corp, a TSXV listed company.  Mr. Bent received a BA in Communications from the University of Manitoba in April, 1981.

Paul F. Beard, age 56, has been a director of the Company since April 30, 2018.  Mr. Beard has been the CEO of Uavignix since November of 2014 to the present and was the CTO of Horizon Hobby from May of 2005 through November of 2014.  Mr. Beard received a BSC from UMIST in Manchester, UK in April, 1984.

Significant Employees

We have no significant employees who are not executive officers.

Family Relationships

No officer or director of the registrant has a family relationship with any other member of the registrant.

Directorships

None

Involvement in Certain Legal Proceedings

During the past ten years, no director, promoter or control person:

• has filed a petition under federal bankruptcy laws or any state insolvency laws, nor had a receiver, fiscal agent or similar officer appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

• was convicted in a criminal proceeding or named subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

• was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him or her from or otherwise limiting the following activities:

Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

Engaging in any type of business practice; or

Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

  was the subject of any order, judgment or decree, not subsequently reverse, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in the preceding bullet point, or to be associated with persons engaged in any such activity;

  was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any Federal or State securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated;

  was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

  was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

any Federal or State securities or commodities law or regulation; or

any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

any law or regulation prohibiting mail or wire fraud in connection with any business activity; or

      was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, or any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Promoters and control person

Not applicable.

Code of Ethics

The Company adopted a written code of ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer and controller and any persons performing similar functions.

Corporate Governance

Committees of the Board of Directors

We do not have standing audit, nominating or compensation committees, or committees performing similar functions. Our board of directors believes that it is not necessary to have standing audit, nominating or compensation committees at this time because the functions of such committees are adequately performed by our board of directors.

Executive Compensation

The following table sets forth the compensation paid to officers and board of directors since inception. The table sets forth this information for salary, bonus, and certain other compensation to the board of directors and named executive officers since inception and includes all board of directors and officers as of January 7, 2019.

SUMMARY COMPENSATION TABLE

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Bruce Bent	2017	0	0	0	0	0	0	0	0
CEO, CFO, Director	2016	0	0	0	0	0	0	0	0

Lawrence Calarco(1)	2017	208,000	10,000	0	0	0	0	0	218,000
Former CEO, Former Director	2016	182,000	0	0	16,300	0	0	0	198,300

Charles Dargan II	2017	25,000	0	0	0	0	0	0	25,000
Former CFO, Former Director, Former Principal Accounting Officer	2016	25,000	0	0	4,075	0	0	0	29,075

Loreen Calarco(1)	2017	78,000	10,000	0	0	0	0	0	88,000
Former COO, Former Director	2016	78,000	0	0	12,225	0	0	0	90,225

(1) All salary amounts paid were made through our wholly-owned subsidiary, Custom Pool & Spa Mechanics, Inc.

Except for such compensation and as indicated above, no cash compensation, deferred compensation, pension benefits or long-term incentive plan awards were issued or granted to our management during the fiscal years indicated above.  Further, no member of management has been granted any option or stock appreciation rights except as indicated below; accordingly, no tables relating to such items have been included within this Item.

2014 Stock Awards Plan

In November 2014, the board of directors of Custom Pool approved the adoptions of a Stock Awards Plan. A total of 7,000,000 shares were authorized to be issued under the plan. For incentive stock options, at the grant date the stock options exercise price is required to be at least 110% of the fair value of the Custom Pool’s common stock. The Plan permits the grants of common stock or options to purchase common stock. As plan administrator, the Board of Directors has sole discretion to set the price of the options. Further, the Board of Directors may amend or terminate the plan.

On May 27, 2015, we granted and approved 500,000 options each to Charles Dargan II, chief financial officer and a director and to Jeffrey Michel, a director.

On August 23, 2016, we granted and approved 2,250,000 options to the Board of Directors as follows: 1,000,000 options to Lawrence Calarco, 750,000 options to Loreen Calarco, 250,000 options to Charles Dargan II and 250,000 options to Jeff Michel.

On March 14, 2018, the Company cancelled all 3,250,000 outstanding stock options under the 2014 Stock Awards Plan, with 1,500,000 of the stock options exchanged for two 10% Convertible Promissory Notes with a six month maturity (see Note 9, “Convertible Promissory Notes”). Consequently, there are 7,000,000 shares available for issuance at September 30, 2018.

A summary of the stock option activity over the nine months ended September 30, 2018 and 2017 is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at Dec. 31, 2016	3,250,000	$0.0367	4.3 Years	$54,429

Outstanding at September 30, 2017	3,250,000	$0.0367	3.5 Years	$62,832
Exercisable at September 30, 2017	2,008,082	$0.037	3.5 Years	$38,450

Outstanding at Dec. 31, 2017	3,250,000	$0.0367	3.3 Years	$56,125
Options Cancelled	(3,250,000)	-	-	-
Outstanding at September 30, 2018	-	-	-	-
Exercisable at September 30, 2018	-	-	-	-

The Company expensed $22,857 and $8,547 of stock option compensation for the nine months ended September 30, 2018 and 2017 respectively. The unamortized stock option compensation of $20,574 as of March 14, 2018 was expensed in the nine months ended September 30, 2018.

Limitation on Liability and Indemnification

We are a Nevada corporation. The Nevada Revised Statutes (“NRS”) provides that the articles of incorporation of a Nevada corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that any such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in Section 78 (concerning unlawful distributions), or (iv) any transaction from which a director directly or indirectly derived an improper personal benefit. Our articles of incorporation contain a provision eliminating the personal liability of our directors or our shareholders for monetary damages to the fullest extent provided by the NRS.

The NRS provides that a Nevada corporation must indemnify a person who was wholly successful, on the merits or otherwise, in defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, in which he or she was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding, unless such indemnity is limited by the corporation's articles of incorporation. Our articles of incorporation do not contain any such limitation.

The NRS provides that a Nevada corporation may indemnify a person made a party to a proceeding because the person is or was a director against any obligation incurred with respect to a proceeding to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the proceeding if the person conducted himself or herself in good faith and the person reasonably believed, in the case of conduct in an official capacity with the corporation, that the person's conduct was in the corporation's best interests and, in all other cases, his or her conduct was at least not opposed to the corporation's best interests and, with respect to any criminal proceedings, the person had no reasonable cause to believe that his or her conduct was unlawful.  Our articles of incorporation and bylaws allow for such indemnification. A corporation may not indemnify a director in connection with any proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or, in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving actions in an official capacity, in which proceeding the director was judged liable on the basis that he or she derived an improper personal benefit. Any indemnification permitted in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with such proceeding.

The NRS, unless otherwise provided in the articles of incorporation, a Nevada corporation may indemnify an officer, employee, fiduciary, or agent of the corporation to the same extent as a director and may indemnify such a person who is not a director to a greater extent, if not inconsistent with public policy and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract. Our articles of incorporation provide for indemnification of directors, officers, employees, fiduciaries and agents of the Company to the full extent permitted by Nevada law.

Our articles of incorporation also provide that we may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company or who is or was serving at the request of the Company as a director, officer or agent of another enterprise against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not we would have the power to indemnify him or her against such liability.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The table below sets forth the beneficial ownership of our common stock, as of January 7, 2019, by:

•All of our current directors and executive officers, individually; and

•All persons who beneficially own more than 5% of our outstanding common stock.

The beneficial ownership of each person was calculated based on 69,308,846 shares of our common stock outstanding as of January 7, 2019.  The SEC has defined “beneficial ownership” to mean more than ownership in the usual sense. For example, a person has beneficial ownership of a share not only if he owns it in the usual sense, but also if he has the power (solely or shared) to vote, sell or otherwise dispose of the share. Beneficial ownership also includes the number of shares that a person has the right to acquire within 60 days, pursuant to the exercise of options or warrants or the conversion of notes, debentures or other indebtedness, but excludes stock appreciation rights. Two or more persons might count as beneficial owners of the same share. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Unless otherwise noted, the address of the following persons listed below is c/o Astro Aerospace Ltd., 320 W. Main Street, Lewisville, TX 75057.

Name and Address	Amount	Percentage
Bruce Bent (1)	51,711,571 (indirect)	74.61%
320 W. Main Street
Lewisville, TX 75057

Paul F. Beard	0	0%
320 W. Main Street
Lewisville, TX 75057

All Officers and Directors as a Group (2 persons)	51,711,571 (indirect)	74.61%

Changes in Control

There are no present arrangements or pledges of our securities that may result in a change in control of the registrant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

On March 14, 2018, MAAB Global Limited, the parent of Astro, issued a Promissory Note for monetary advances to the Company of up to $750,000. The Promissory Note matures on February 28, 2021. The Promissory Note has an interest charge of 10%, compounded monthly.

Interest accrues on the principal amount or portion thereof which remains unpaid from time to time as well as any interest outstanding, from the date the principal amount is advanced until and including the date upon which the principal amount and all interest due under this promissory note shall be fully paid. The principal amount advanced under the Promissory Note is $498,758 through September 30, 2018. The Company has accrued interest expense of $16,781 at September 30, 2018.

Promoters and Certain Control Persons

Except as indicated under the heading “Transactions with Related Persons” above, there have been no transactions since the beginning of our last fiscal year, or any currently proposed transaction in which we were or are to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years.

Director Independence

Our Common Stock is currently quoted on the OTCQB, which does not impose specific standards relating to director independence or the makeup of committees with independent directors, or provide definitions of independence. In accordance with the rules of the SEC, we determine the independence of our directors by reference to the rules of The Nasdaq Stock Market (“NASDAQ”). In accordance with such rules, the Board has determined that we have one independent director, Mr. Beard. There were no transactions, relationships or arrangements not disclosed under the caption “Certain Relationships and Related Transactions” of this prospectus that were considered by the Board of Directors under the applicable independence definitions in determining that Mr. Beard was independent.

DESCRIPTION OF CAPITAL STOCK

The following statements constitute brief summaries of our articles of incorporation and bylaws.

Authorized Capital

The total number shares that we have the authority to issue is two hundred fifty million (250,000,000) common shares, par value $0.001.

Series A Preferred Stock

Our Series A Preferred Stock has the following powers, rights, qualifications, limitations and restrictions:

Series A preferred stock, $0.0001 par value.  There are no redemption rights.  Series A preferred shares rank senior to the Company’s common stock.  In the event of any liquidation, dissolution, or winding up of the Company, holders of Series A preferred shares are entitled to receive a preferred return equal to the purchase price paid for such Series A preferred shares.  The remainder of the amount distributed will be allocated among the holders of common shares and any remaining series of preferred shares pro-rata according to the share ownership of either class.  Such receipt by the holder shall subsequently redeem and retire the outstanding Series A preferred shares held prorated by the amount received.

Series A preferred shares receive a mandatory dividend equal to 8% per annum, payable quarterly.  Each Series A preferred share is convertible into common shares at $0.08 per common share.  Holders of Series A preferred shares are not entitled to any preemptive rights to purchase stock in future stock offering of the Company.  The holders of Series A preferred shares have the right to register their unregistered stock when either the Company or another investor initiates a registration of the Company’s securities.

Series A preferred shares are not entitled to voting rights.  Series A preferred shares have the right of co-sale.  If a majority shareholder sells their stake, the Series A preferred shareholders have the right to join the transaction and sell their minority stake in the Company.

Series A preferred shareholders are not required to sell all of their Series A preferred shares on the same terms or conditions of a co-sale by a majority shareholder.  If any Series A preferred shareholders wish to sell, transfer or otherwise dispose of any or all of their Series A preferred shares, the other Series A preferred shareholders shall not have a prior right to buy such Series A preferred shares.  There are no anti-takeover provisions that may have the effect of delaying or preventing a change in control.

Series B Preferred Stock

The Company authorized 10,000 shares of the Series B Convertible Preferred Stock (“Preferred”), par value $0.001 per share. The Preferred is entitled to a dividend, when declared by the Board of Directors, votes with all other classes of stock as a single class of stock on all actions to by the stockholders of the Company, and each share of Preferred is convertible into 1,333 shares of common stock and a five year warrant to purchase 1,333 shares of common stock at an exercise price of $0.75 per share.

Common Stock

Our common stock has the following powers, rights, qualifications, limitations and restrictions:

   1.    The holders of the common stock shall be entitled to one vote for each share of common stock held by them of record at the time for determining the holders thereof entitled to vote.

   2.     After we shall comply with the requirements, if any, with respect to the setting aside of funds as sinking funds or redemption or purchase accounts and subject further to any other conditions which may be affixed in accordance with the provisions hereof, then but not otherwise, the holders of common stock shall be entitled to receive such dividends, if any, as may be declared from time to time by the board of directors; and

   3.   In the event of a voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of the registrant, the holders of the common stock shall be entitled to receive all of the remaining assets of the registrant, tangible and intangible, of whatever kind available for distribution to stockholders, ratably in proportion to the number of common shares held by each.

Transfer Agent

We have retained the services of Island Stock Transfer, 15500 Roosevelt Boulevard, Suite 301, Clearwater, FL 33760, to act as our transfer agent.

SELLING STOCKHOLDER

The following table details the name of the selling stockholder, the number of shares beneficially owned by the selling stockholder, and the number of shares that may be offered by the selling stockholder for resale under this prospectus. The selling stockholder may sell up to 4,343,713 common shares from time to time in one or more offerings under this prospectus. Because the selling stockholder may offer all, some or none of the shares they hold, and because, based upon information provided to us, there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by the selling stockholder after the offering can be provided. The selling stockholder has informed us that they are not registered broker-dealers and do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. Furthermore, the selling stockholder is not an affiliate of a broker-dealer. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholder.

This prospectus covers the resale of 4,343,713 common shares by the selling stockholder, comprised of the following: i) the 156,250 common shares we issued under the Purchase Agreement as Inducement Shares, ii) the 3,843,434 common shares issuable upon the conversion of the promissory note we issued to the selling stockholder on November 27, 2018 pursuant to the Purchase Agreement, and iii) the 344,029 common shares issuable upon the exercise of the Warrants we issued to the selling stockholder on November 27, 2018 pursuant to the Purchase Agreements.

Under the terms of the Purchase Agreement, we may not issue common shares to the selling stockholder to the extent that the selling stockholder would, at any time, beneficially own more than 9.99% of our outstanding common shares as determined in accordance with SEC rules.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days.

		Number of shares to be beneficially owned and percentage of beneficial ownership after the offering(1)(3)
Name of selling stockholder	Shares beneficially owned as of the date of this prospectus(1)(2)	Number of shares	Percentage of class(4)
Oasis Capital LLC	4,343,713	0	0

1)Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to common shares.  Common shares subject to options, warrants or other convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days, are counted as outstanding for computing the percentage of the person holding such options, warrants or other convertible securities but are not counted as outstanding for computing the percentage of any other person.

2)This number represents i) the 156,250 common shares we issued under the Purchase Agreement as Inducement Shares, ii) the 3,843,434 common shares issuable upon the conversion of the promissory note we issued to the selling stockholder on November 27, 2018 pursuant to the Purchase Agreement, and iii) the 344,029 common shares issuable upon the exercise of the Warrants we issued to the selling stockholder on November 27, 2018 pursuant to the Purchase Agreements.  Under the terms of the Purchase Agreement, we may not issue common shares to the selling stockholder to the extent that the selling stockholder would, at any time, beneficially own more than 9.99% of our outstanding common shares as determined in accordance with SEC rules.

3)The amount and percentage of common shares that will be beneficially owned by the selling stockholder after completion of the offering assume that they will sell all common shares being offered pursuant to this prospectus.

4)Based on 69,308,846 common shares issued and outstanding as of January 7, 2019.  All common shares being offered pursuant to this prospectus by the selling stockholder is counted as outstanding for computing the percentage beneficial ownership of such selling stockholder.

Effective as of November 27, 2018 (the “Effective Date”), the Company entered into a Securities Purchase Agreement with Oasis Capital, LLC, a Puerto Rico limited liability company (the “selling stockholder”). Pursuant to the Securities Purchase Agreement, the Company issued a convertible promissory note to the selling stockholder (the “Note”) in the aggregate principal amount of up to $1,383,636 in exchange for a total investment of $1,200,000, less commissions and expenses, payable in two tranches. The first tranche is payable upon the closing of the agreement, and the second tranche will be payable within ten (10) business days of the selling stockholder receiving written notice confirming the effectiveness of the initial registration statement.  This note is convertible into common shares of the Company at a price equal to 75% of the lowest market value in the thirty trading days prior to the conversion date.  These shares are to be issued within two (2) business days, with a daily $3,000 penalty for unissued shares.  Pursuant to a Security Agreement between the Company and the selling stockholder (the “Security Agreement”), the Company has granted to the selling stockholder a security interest in its assets to secure repayment of the Notes. Due to the timing of certain aspects of the closing, the Company expects that the transaction will be reported in its financial statements for the fourth quarter of 2018.  The Company must reserve an amount of shares equal to 500% of the total amount of shares issuable upon full conversion of the promissory note.

As additional consideration for the investment, the Company issued 156,250 shares of its common stock (the “Inducement Shares”) to the selling stockholder plus warrants (the “Warrants”) to acquire up to an aggregate 344,029 shares of the Company’s common stock (the “Warrant Shares”) at an exercise price of $0.51 per share. Upon the closing of the second tranche investment, a number of additional warrants shall be issued equal to one quarter of the face value of the note divided by the exercise price, which shall be 110% of the volume weighted average price on the day prior to the second closing date. Each Warrant is exercisable by the selling stockholder beginning on the Effective Date through the fifth year anniversary thereof.  Any shares issued that do not currently fall under the registration statement to be filed pursuant to the Registration Rights Agreement will be issued under the Section 4(a)(2) or the Regulation 506 exemption.

The maturity date of the Notes is twelve months from the Effective Date. The Notes accrue interest at a rate of 8% per annum (with twelve months of interest guaranteed). The Notes may be prepaid in any amount, subject to the following prepayment penalties: (1) during the first 30 days after the Effective Date, any amount prepaid will be subject to a 10% prepayment penalty; (2) during the next 30 days thereafter, any amount prepaid will be subject to a 15% prepayment penalty; (3) during the next 30 days thereafter, any amount prepaid will be subject to a 25% prepayment penalty; and (5) any amount prepaid after the 90th calendar day after the Effective Date will be subject to a 35% prepayment penalty.

Should the Company reserve an insufficient amount of shares, fail to issue the shares in a timely manner, or fail to remove any restrictive legends on any shares issued, the Note shall become immediately due and payable and the Company shall pay to the selling stockholder an amount equal to the default amount multiplied by two.  Should the Company default in any other way, the Note shall become immediately due and payable and the Company shall pay to the selling stockholder an amount equal to 150% (plus an additional 5% per each additional event of default that occurs) multiplied by the then outstanding entire balance of the Note plus default interest, plus any amounts owed for failing to deliver the shares in a timely fashion together with costs such as legal fees and collection expenses.  Alternatively, should a default exist, the selling stockholder shall have the right to require the Company to immediately issue, in lieu of the default amount, common shares equal to the default amount divided by the lesser of 1) $0.50 per share or 2) the alternative conversion price equal to 55% of the lowest trading price in the thirty trading days prior to the conversion date.

Pursuant to a Registration Rights Agreement between the Company and the selling stockholder (the “Registration Rights Agreements”), the Company has agreed, among other things, to file with the SEC a registration statement covering the Inducement Shares and any other shares issuable under the transaction documents and to use its reasonable best efforts to cause such registration statement to become effective before February 25, 2018. The Company must amend the registration statement as necessary within ten (10) business days should any change to the total amount registered be required, with a non-completion penalty of liquidated damages of 25% of the outstanding principal balance, but not less than $15,000.

The Company agrees not to effectuate a reverse split while the Note is outstanding.  Should the Company effectuate a reverse split during this time, they agree to pay liquidated damages of 30% of the outstanding principal balance of the note, payable in either a cash payment or as an addition to the balance of the note, or as a combination of both forms of payment.  This is in addition to any other rights the selling stockholder holds.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the date of this prospectus, there are 69,308,846 common shares outstanding, none of which may be freely traded without registration or an applicable exemption.  The common shares being registered pursuant to this registration statement shall be freely tradable upon the effective date of the registration statement until the termination of the offering, unless sold.

Any additional common shares issued in the future but not registered with the Securities and Exchange Commission are restricted within the meaning of Rule 144 under the Securities Act, and are subject to the resale provisions of Rule 144.

At the present time, re-sales or distributions of such shares are provided for by the provisions of Rule 144.  That rule is a so-called "safe harbor" rule that, if complied with, should eliminate any questions as to whether or not a person selling restricted shares has acted as an underwriter.

Rule 144(d) (1) states that if the issuer of the securities is, and has been for a period of at least 90 days immediately before the sale, subject to the reporting requirements of section 13 or 15(d) of the Exchange Act, a minimum of six months must elapse between the later of the date of the acquisition of the securities from the issuer, or from an affiliate of the issuer, and any resale of such securities.

Sales under Rule 144 are also subject to notice and manner of sale requirements and to the availability of current public information and must be made in unsolicited brokers' transactions or to a market maker.

A person who is not an affiliate of the registrant under the Securities Act during the three months preceding a sale and who has beneficially owned such shares for at least six months is entitled to sell the shares under Rule 144 without regard to the volume, notice, information and manner of sale provisions.  Affiliates must comply with the restrictions and requirements of Rule 144 when transferring restricted shares even after the six month holding period has expired and must comply with the restrictions and requirements of Rule 144 in order to sell unrestricted shares.

No predictions can be made of the effect, if any, that market sales of common shares or the availability of such shares for sale will have on the market price prevailing from time to time.  Nevertheless, sales of significant amounts of our common shares could adversely affect the prevailing market price of the common shares, as well as impair our ability to raise capital through the issuance of additional equity securities.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant as provided in the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

None

MARKET FOR COMMON EQUITY AND RELATED

STOCKHOLDER MATTERS

There is a limited public trading market for the common stock. Our common stock is quoted on the OTC Market OTCQB under the symbol "ASDN", with quotations that commenced in October 2009; however, the market for common shares is extremely limited. No assurance can be given that the present limited market for our common stock will continue or will be maintained.

For any market that is maintained for our common stock, the resale of “restricted securities” pursuant to Rule 144 of the Commission by members of management or other persons may have a substantial adverse impact on any such public market.  Present members of management have already satisfied the one-year holding period of Rule 144 for public sales of a large portion of their holdings in the Company thereunder.

A minimum holding period of six months is required for resales under Rule 144. In addition, affiliates of the Company must comply with certain other requirements, including publicly available information concerning the Company; limitations on the volume of “restricted securities” which can be sold in any 90-day period; the requirement of unsolicited broker’s transactions; and the filing of a Notice of Sale on Form 144.

The following table sets forth the range of high and low sales prices for our common stock for each of the fiscal quarters for the past year as reported on the OTCQB. These prices represent inter-dealer prices without adjustments for mark-up, markdown, or commission and do not necessarily reflect actual transactions

High ($)  Low ($)

December 31, 20160.060.035

March 31, 20170.05750.035

June 30, 20170.100.035

September 30, 20170.060.05

December 31, 20170.060.006

March 31, 20180.900.021

June 30, 20183.330.22

September 30, 20182.091.01

Holders

As of January 7, 2018, we have approximately 36 shareholders of record of our common stock.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who has not been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least six months, is entitled to sell shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144.

Dividend Policy

As of the date of this annual report, we have not paid any dividends to shareholders. There are no restrictions which would limit our ability to pay dividends on common equity or that are likely to do so in the future. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend; we would not be able to pay our debts as they become due in the usual course of business; or our total assets would be less than the sum of the total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution

Recent Sales of Unregistered Securities

During the last three years, we issued the following securities:

  (a) 1/5/16 – 417,000 common shares to Sundook valued at $29,190 (subsequently surrendered on 3/18/16

  (b) 1/5/16 – 1,562,500 Series A preferred shares to Lawrence and Loreen Calarco for $125,000.

  (c) 5/4/18 – 10,000 Series B preferred shares to Confida Aerospace Ltd. pursuant to an Asset Purchase Agreement.

The above issued common shares were issued to sophisticated investors under an exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

Issuer Purchases of Equity Securities

We have not repurchased any of our common shares since inception.

EXPERTS

Our financial statements as of December 31, 2017 appearing in this prospectus and in the registration statement have been audited by Hacker, Johnson & Smith PA, an independent registered public accounting firm and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings that may arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may have an adverse effect on our business, financial conditions, or operating results. We are not aware of any legal proceedings or claims that will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

LEGAL MATTERS

The validity of the common shares being offered hereby will be passed upon by J.M. Walker & Associates, Attorneys At Law, Centennial, Colorado.

WHERE YOU CAN FIND MORE INFORMATION

At your request, we will provide you, without charge, a copy of any document filed as exhibits in this prospectus. If you want more information, write or call us at: (972) 221-1199.

Our fiscal year ends on December 31.

We have filed a registration statement on Form S-1 under the Securities Act with the SEC for the securities offered hereby.  This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement.  For additional information about us and our securities, we refer you to the registration statement and the accompanying exhibits and schedules.  Statements contained in this prospectus regarding the contents of any contract or any other documents to which we refer are not necessarily complete.

In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference.  Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge (and copies may be obtained at prescribed rates) at the public reference facility of the SEC at Room 1024, 100 F Street, N.E. Washington, D.C. 20549.

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at http://www.sec.gov.

ASTRO AEROSPACE LTD.

Index to

Financial Statements

Astro Aerospace Ltd. and Subsidiaries

Condensed Consolidated Balance Sheets

	September 30, 2018	December 31, 2017
	(unaudited)
Assets
Cash	$-	$-
Other Receivables	19,277	-
Prepaids	10,000	-
Assets held as Discontinued Operations	-	1,699,633
Total Current Assets	29,277	1,699,633

Acquired In-Process Research and Development	871,000	-
Deposits	20,494	-
Total Assets	$920,771	$1,699,633

Liabilities and Stockholders' (Deficit) Equity
Current Liabilities
Overdraft in Bank Account	$3,833	$-
Accounts Payable and Accrued Liabilities	120,565	-
10% Convertible Promissory Notes	-	-
Liabilities held as Discontinued Operations	-	984,483
Total Current Liabilities	124,398	984,483
Long Term Liabilities
Promissory Note from Parent	498,758	-
Total Liabilities	623,156	984,483

Commitments and Contingencies (Notes 1 and 13)

Stockholders' Equity
Series A Convertible Preferred Stock, $0.0001 par value, 50,000,000 Shares Authorized, 1,562,500 shares Issued and Outstanding at September 30, 2018 and December 31, 2017	156	156
Series B Convertible Preferred Stock, $0.001 par value, 10,000 Shares Authorized, 10,000 Shares and 0 Shares Issued and Outstanding at September 30, 2018 and December 31, 2017	10	-
Common Stock, $0.001 par value, 250,000,000 Shares Authorized, 69,270,060 and 82,938,960 shares Issued and Outstanding at September 30, 2018 and December 31, 2017	69,270	82,939
Additional Paid-in Capital:
Series A Convertible Preferred Stock	124,844	124,844
Series B Convertible Preferred Stock	7,156,204	-
Common Stock	52,534	229,744
Accumulated Other Comprehensive Loss	(716)	-
(Accumulated Deficit) Retained Earnings	(7,104,687)	277,467
Total Stockholders' Equity	297,615	715,150
Total Liabilities and Stockholders' Equity	$920,771	$1,699,633

The accompanying Notes are an integral part of the condensed consolidated financial statements

Astro Aerospace Ltd. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue	$-	$-	$-	$-
Operating Expenses:
Sales and Marketing	9,258	-	18,284	-
General and Administrative	82,033	-	101,129	-
Research and Development	156,996	-	427,816	-
Impairment Expense	(25,000)	-	6,285,214	-
Total Operating Expenses	223,287	-	6,832,443	-
Loss from Operations	(223,287)	-	(6,832,443)	-

Other Expense
Interest Expense	12,672	-	19,314	-
Bank and Filing Fees	10,108	-	18,660	-
Miscellaneous Income	-	-	(10,000)	-
Total Other Expense	22,780	-	27,974	-
Loss Before Income Tax	(246,067)	-	(6,860,417)	-
Income Tax
Current	-	-	-	-
Deferred	-	-	-	-
Total Income Tax Expense	-	-	-	-
Loss from Continuing Operations, Net	(246,067)	-	(6,860,417)	-

Discontinued Operations:
Income from Discontinued Operations	-	15,051	178,300	184,638
Income Tax	-	(2,258)	(37,367)	(59,776)
Income from Discontinued Operations, Net	-	12,793	140,933	124,862
Net (Loss) Income	(246,067)	12,793	(6,719,484)	124,862
Less: Preferred Stock Dividends	2,500	2,500	7,500	7,500
Net (Loss) Income Available to Common Stockholders	$(248,567)	$10,293	$(6,726,984)	$117,362
Net (Loss) Earnings per Common Share:
Net Loss From Continuing Operations per Common Share:
Basic	$-	$-	$(0.09)	$-
Diluted	$-	$-	$(0.09)	$-

Net Earnings From Discontinued Operations per Common Share:
Basic	$-	$-	$-	$-
Diluted	$-	$-	$-	$-

Net (Loss) Earnings per Common Share:
Basic	$-	$-	$(0.09)	$-
Diluted	$-	$-	$(0.09)	$-

Weighted Average Number of Common Shares Outstanding - Basic	69,270,060	82,938,960	75,278,368	82,938,960
Weighted Average Number of Common Shares Outstanding - Diluted	69,270,060	85,662,397	75,278,368	85,622,191

Astro Aerospace Ltd. and Subsidiaries

Condensed Consolidated Statements of Other Comprehensive (Loss) Income

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net (Loss) Income	$(246,067)	$12,793	$(6,719,484)	$124,862
Foreign Currency Translation Loss	(716)	-	(716)	-
Comprehensive (Loss) Income	(246,783)	12,793	(6,720,200)	124,862

The accompanying Notes are an integral part of the condensed consolidated financial statements

Astro Aerospace Ltd. and Subsidiaries

Condensed Consolidated Statement of Stockholders’ Equity

For the Nine Months Ended September 30, 2018

(Unaudited)

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Additional Paid - In Capital Series A	Additional Paid - In Capital Series B	Additional Paid - In Capital	Accumulated Other Compre- hensive	(Accumulated Deficit) Retained	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Preferred	Preferred	Common	Loss	Earnings	Equity

Balance at December 31, 2017	1,562,500	$ 156	-	$ -	82,938,960	$ 82,939	$ 124,844	$ -	$ 229,744	$ -	$ 277,467	$ 715,150

Issuance of 10% Convertible Promissory Notes (unaudited)	-	-	-	-	-	-	-	-	(50,000)	-	-	(50,000)
Series A Preferred Stock Dividend (Unaudited)	-	-	-	-	-	-	-	-	-	-	(2,500)	(2,500)
Stock Option Expense (Unaudited)	-	-	-	-	-	-	-	-	22,857	-	-	22,857
Acquisition of Common Stock for Common Stock of Subsidiaries (Unaudited)	-	-	-	-	(13,668,900)	(13,669)	-	-	(202,601)	-	(660,170)	(876,440)
Issuance of Series B Convertible Preferred Stock (Unaudited)	-	-	10,000	10	-	-	-	7,156,204	-	-	-	7,156,214
Conversion into Common Stock of the 10% Convertible Promissory Notes with Accrued Interest (Unaudited)	-	-	-	-	-	-	-	-	52,534	-	-	52,534
Foreign Currency Translation Loss (Unaudited)	-	-	-	-	-	-	-	-	-	(716)	-	(716)
Net Loss (Unaudited)	-	-	-	-	-	-	-	-	-	-	(6,719,484)	(6,719,484)

Balance at September 30, 2018	1,562,500	$ 156	10,000	$ 10	69,270,060	$ 69,270	$ 124,844	$ 7,156,204	$ 52,534	$ (716)	$ (7,104,687)	$ 297,615

The accompanying Notes are an integral part of the condensed consolidated financial statements

Astro Aerospace Ltd. and Subsidiaries

Condensed Consolidated Statements of Cash Flow

(Unaudited)

	For the Nine Months Ended September 30,
	2018	2017
Cash Flow from Operating Activities:
Net (Loss) Income	$(6,719,484)	$124,862
Adjustments to Reconcile Net (Loss) Income to Net Cash (Used In) Provided by Operating Activities:
Impairment Expense	6,285,214	-
Interest Paid in Common Stock	2,534	-
Increase (Decrease) in Cash from change in:
Other Receivables	(19,277)	-
Prepaids	(10,000)	-
Deposits	(20,494)	-
Overdraft at Banks	3,833	-
Accounts Payable and Accrued Expenses	123,065	-
Discontinued Operations, net	(358,355)	22,556
Net Cash (Used In) Provided By Operating Activities	(712,964)	147,418

Cash Flow from Investing Activity:
Discontinued Operations, net	-	(10,688)
Net Cash Used In Investing Activities	-	(10,688)

Cash Flow from Financing Activities:
Preferred Stock Dividend	(2,500)	-
Promissory Note from Parent	498,758	-
Discontinued Operations, net	-	(152,359)
Net Cash Provided By (Used In) Financing Activities	496,258	(152,359)
Effect of Foreign Currency Translation Loss	(716)	-
Net Decrease in Cash	$(217,422)	$(15,629)
Cash at the Beginning of the Period	$217,422	$430,064
Cash at the End of the Period	$-	$414,435

Supplemental Disclosures of Cash Flow Information:
Cash Paid During the Period for:
Interest	$9,232	$23,825
Taxes	$24,930	$34,000
Supplemental Disclosures of Non-Cash Information:
Property and Equipment Acquired through Issuance of Notes Payable	$-	$64,582
10% Convertible Promissory Notes Issued in Exchange for Stock Options	$50,000	$-
Common Stock Received in Sale of Discontinued Operations	$876,440	$-
Assets Sold in Discontinued Operations for Common Stock	$1,941,259	$-
Liabilities Sold in Discontinued Operations for Common Stock	$(1,064,818)	$-
Series B Preferred Stock Issued in Acquisition of Assets	$7,156,214	$-
Acquired In-Process Research and Development	$7,181,214	$-
Accounts Payable and Accrued Liabilities Assumed in Acquisition of Assets	$25,000	$-
Conversion into Common Stock of the 10% Convertible Promissory Notes with Accrued Interest	$52,534	$-

The accompanying Notes are an integral part of the condensed consolidated financial statements

ASTRO AEROSPACE LTD. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the Three and Nine Months Ended September 30, 2018 and 2017

Unaudited

NOTE 1 – NATURE OF OPERATIONS

Astro Aerospace Ltd. (“Astro” or the “Company”) and its wholly-owned subsidiaries, is a developer of self-piloted and autonomous, manned and unmanned, eVTOL (Electric Vertical Take Off and Landing) aerial vehicles. The Company intends to provide the market with a mainstream mode of everyday, aerial transportation for both humans and cargo. Astro currently has a working prototype and is making engineering and mechanical improvements to it.

Astro is the successor corporation to CPSM, Inc., which through its subsidiaries, Custom Pool and Spa Mechanics, Inc. (“Custom Pool and Spa”), and Custom Pool Plastering, Inc. (“CPP”) collectively (“Custom Pool”) were primarily engaged in the provision of full line pool and spa services, specializing in pool maintenance and service, repairs, leak detection, renovations, decking and remodeling.  The primary market area included Martin, Palm Beach, St Lucie, Indian River and Brevard counties, Florida.

On March 14, 2018, MAAB Global Limited (“MAAB”), the majority stockholder and parent of Astro, acquired control of CPSM, Inc. and on April 30, 2018, Custom Pool was sold to the Lawrence & Loreen Calarco Family Trust, an entity controlled by Lawrence Calarco and Loreen Calarco, former officers and directors of the CPSM (See Note 2, “Sale of Common Stock of Majority Stockholders and Resignation and Election of the Board of Directors” and Note 3, “ Sale of Custom Pool”).

On March 24, 2018 the articles of incorporation were amended to change the name of the Company from CPSM, Inc. to Astro Aerospace Ltd. As of September 30, 2018, the Company has one subsidiary, Astro Aerospace Ltd. (Canada), which is incorporated in Canada and is used mainly for refunds of the Goods and Services Tax in Canada.

Going Concern

The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of our business. As reflected in the accompanying condensed consolidated financial statements, for the nine months ended September 30, 2018 the Company had a net loss of $(6,719,484) and used $(712,964) cash in operations, and at September 30, 2018, had negative working capital of $(95,121), current assets of $29,277, and an accumulated deficit of $(7,104,687). The foregoing factors raise substantial doubt about the Company’s ability to continue as a going concern. Ultimately, the ability to continue as a going concern is dependent upon the Company’s ability to attract significant new sources of capital, attain a reasonable threshold of operating efficiencies and achieve profitable operations by licensing or otherwise commercializing products incorporating the Company’s technologies. The condensed consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company acknowledges that its current cash position is insufficient to maintain the current level of operations and research and development, and that the Company will be required to raise substantial additional capital to continue its operations and fund its future business plans. The Company intends to continue to raise funds through its parent, MAAB, and plans to raise additional capital in the private and public securities markets by the end of 2018. MAAB’s outstanding note payable balance was $498,758 and there is $251,242 available under the terms of the note at September 30, 2018.

NOTE 2 – SALE OF COMMON STOCK OF MAJORITY STOCKHOLDERS AND RESIGNATION AND ELECTION OF THE BOARD OF DIRECTORS

On March 14, 2018, Lawrence and Loreen Calarco, officers and directors of the Company, the Lawrence & Loreen Calarco Family Trust and the Lawrence and Loreen Calarco Trust of June 3, 2014, majority stockholders controlled by Lawrence and Loreen Calarco, sold 51,711,571 common shares and 1,562,500 preferred shares to MAAB Global Limited, a non-affiliate of the Company, paid from Bruce Bent, officer and director of MAAB Global Limited’s personal funds resulting in a change of control of the Company.  The stock was transferred to MAAB Global Limited effective March 14, 2018.  The 51,711,571 common shares and 1,562,500 preferred shares represented 62.35% and 100% of the issued and outstanding common and preferred stock of the Company.

On March 14, 2018, Lawrence Calarco, Loreen Calarco and Charles Dargan II resigned as officers and directors of the Company.  Additionally, on March 14, 2018, Jeffrey Michel and Randy Sofferman resigned as directors of the Company.

On March 14, 2018, Bruce Bent, age 62, was appointed as Chief Executive Officer and Director of the Company. He will stand for re-election at the next annual meeting of the shareholders.  There are no material arrangements to which Mr. Bent is a party, and there is no family relationship between him and any other party connected to the Company.

NOTE 3 – SALE OF CUSTOM POOL

On April 30, 2018, pursuant to a Share Exchange Agreement dated April 16, 2018, the Company sold all of the issued and outstanding common shares of Custom Pool & Spa Mechanics, Inc. and Custom Pool Plastering, its wholly owned subsidiaries, for 13,668,900 common shares of the Company held by the Lawrence & Loreen Calarco Family Trust, an entity controlled by Lawrence Calarco and Loreen Calarco, former officers and directors of the Company.  The Board of Directors subsequently authorized the cancellation of those common shares.  After said cancellation, the total issued and outstanding common shares is 69,270,060.  The Share Exchange Agreement was approved by the Board of Directors and written consent of shareholders holding 62.35% of the voting securities of the Company as of April 16, 2018.

The Company determined that there would be no gain or loss on the sale in accordance with Accounting Standards Codification 505-30-10, “Equity – Nonreciprocal Transfers with Owners”. Essentially the transaction is similar to a spin-off or reorganization since the Company acquired shares of its own common stock for the common shares of Custom Pool & Spa Mechanics, Inc. and Custom Pool Plastering, its wholly owned subsidiaries. As such, the transaction is accounted for at the recorded (book value) amount. The book value of the net assets was $876,440.

Custom Pool is presented as a discontinued operation in the condensed consolidated financial statements. The following is a reconciliation of the carrying amounts of major classes of assets and liabilities of the discontinued operation that are disclosed in the accompanying condensed consolidated balance sheet:

December 31, 2017
Carrying Amounts of Major Classes of Assets included in Discontinued Operations:
Cash	$217,422
Accounts Receivable	273,086
Inventory	125,998
Other Current Assets	39,319
Total Current Assets	$655,825

Property and Equipment, net	934,343
Intangible Assets, net	109,465
Total Noncurrent Assets	1,043,808
Assets held as Discontinued Operations	$1,699,633

Carrying Amounts of Major Classes of Liabilities included in Discontinued Operations:
Accounts Payable and Accrued Liabilities	$181,463
Bank Line of Credit	12,782
Notes Payable – Current	84,508
Customer Deposits	37,678
Total Current Liabilities	316,431

Notes Payable - Long Term	560,764
Deferred Tax Liability	17,910
Promissory Note – Stockholder	89,378
Total Noncurrent Liabilities	668,052
Liabilities held as Discontinued Operations	$984,483

The following is a reconciliation of the major line items constituting income of discontinued operations, net that are presented in the accompanying Condensed Consolidated Statements of Operations:

	For the Three Months Ended September 30,
	2018	2017
Major Classes of Line Items Constituting Pre-Tax Income on Discontinued Operations:
Revenue	$-	$1,224,700
Cost of Services	-	949,468
General and Administrative	-	208,323
Other Operating Expenses	-	43,950
Total Operating Expenses	$-	$1,201,741
Operating Income	-	22,959
Other Expense	-	7,908
Total Pre-Tax Income from Discontinued Operations	-	15,051
Income Tax Expense	-	(2,258)
Income from Discontinued Operations, Net	$-	$12,793

	For the Nine Months Ended September 30,
	2018	2017
Major Classes of Line Items Constituting Pre-Tax Income on Discontinued Operations:
Revenue	$1,786,911	$3,802,571
Cost of Services	1,208,619	2,809,519
General and Administrative	338,877	666,190
Other Operating Expenses	51,370	130,731
Total Operating Expenses	$1,598,866	$3,606,440
Operating Income	188,045	196,131
Other Expense	9,745	11,493
Total Pre-Tax Income from Discontinued Operations	178,300	184,638
Income Tax Expense	(37,367)	(59,776)
Income from Discontinued Operations, Net	$140,933	$124,862

NOTE 4 – ACQUISITION OF ASSETS FROM CONFIDA AEROSPACE, LTD.

On May 8, 2018, the Company entered into an Asset Purchase Agreement with Confida Aerospace Ltd. Pursuant to the Asset Purchase Agreement, the Company purchased in-process research and development (“IPRD”) consisting of inventory, hardware designs, software designs, and a trademark all pertaining to passenger drone design and use from Confida Aerospace Ltd. As consideration for the Asset Purchase Agreement, the Company issued Confida Aerospace Ltd., 10,000 of the Company’s Series B preferred shares (See, Note 11, “Convertible Preferred Stock”).  Each preferred share is convertible into 1,333 common shares and 1,333 warrants.  Each warrant is exercisable into one of the Company’s common shares at an exercise price of $.75.  The warrants have an exercise period of five years upon conversion. Additionally, the Company assumed $50,000 of debts incurred by Confida Aerospace Ltd. related to drone development.

All of the authorized shares of the Series B Convertible Stock were issued for the assets and $50,000 of accrued liabilities were assumed. The fair market value of the preferred stock was $7,131,214 as determined by an independent third party valuation firm. The fair market value was arrived at using an equivalent conversion into the common stock of Astro, which is trading in the Over-The-Counter Market. Appropriate restrictions and marketability discounts were applied, including using the 40 day volume weighted average price of $0.46 per share. The fair value of the common stock equivalent was $3,753,271. As well, the warrants issued in conjunction with the common stock were valued using the Black Scholes Model. The inputs used were a 40 day volume weighted average price of $0.46 per share, exercise price of $0.75 per share, a ten year term, a risk free rate of 2.97%, a volatility of 51% and no dividend yield. The fair value of the warrants was $3,377,943.

The Company determined the fair value of the IPRD based on the fair market value of the consideration paid for the IPRD: 10,000 shares of Series B Convertible Preferred Stock, each share of which is convertible into 1,333 shares of common stock and 1,333 common stock warrants. The drone prototype is in an early development stage and the fair value is not determinable using cash flow projections and such projections were not available. It is anticipated that the drone will be marketable in 2020 and at that time material net cash flows are expected to commence.

Further analysis of the IPRD determined that the recoverability of the fair value carrying amount was not probable and an impairment expense of $6,310,214 was incurred to reduce the carrying value of the net assets to $871,000, which approximates cost.

As well, after the initial 90 day period for the assumption of liabilities, the Company determined that it would most likely only assume $25,000 of liabilities and has adjusted the condensed consolidated financial statements accordingly. As of September 30, 2018, the expenses related to the liabilities had been incurred and the impairment expense was reduced by $25,000 to $6,285,214.

NOTE 5 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated.

Basis of Presentation

The accompanying unaudited, condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information, and the Securities and Exchange Commission ("SEC") rules for interim financial reporting. Certain information and footnote disclosures normally included in the consolidated financial statements prepared  in accordance with GAAP have been omitted pursuant to such rules and regulations. However, in the opinion of management, the accompanying interim consolidated financial statements reflect all normal recurring adjustments necessary to present fairly the Company's consolidated financial position  as of September 30, 2018 and the consolidated results of operations and cash flows for the periods presented. The consolidated results of operations for interim periods are not necessarily indicative of the results of operations to be expected for any subsequent interim period or for the fiscal year ended December 31, 2018. The accompanying unaudited consolidated financial statements and notes thereto should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2017, included in the Company's Form 10-K, which was filed with the SEC on March 27, 2018.

Cash

All highly liquid investments with original maturities of three months or less or money market accounts held at financial institutions are considered to be cash. Substantially all of the cash is placed with one financial institution. From time to time during the year the cash accounts are exposed to credit loss for amounts in excess of insured limits of $250,000 in the event of non-performance by the institution, however, it is not anticipated that there will be non-performance.

Intangible Assets – Acquired In-Process Research and Development

Acquired in-process research and development consists of acquired drone technology and engineering and trademarks. The Company reviews the IPRD, which currently has an indefinite useful life, for impairment at least annually or more frequently if an event occurs creating the potential for impairment, until such time as the research and development efforts are completed or abandoned.  If the research and development efforts are abandoned, the related costs will be written off in the period of such determination. If the research and development efforts are completed successfully, the related assets will be amortized over the estimated useful life of the underlying products. The Company will amortize the cost of identified intangible assets using amortization methods that reflect the pattern in which the economic benefits of the intangible assets are consumed or otherwise realized. An impairment expense of $6,285,214 was incurred in the three and nine month periods ended September 30, 2018.

Revenue Recognition

The Company does not currently have any revenue. In discontinued operations, revenue was recognized when the pool service was completed and the collectability was reasonably assured. For pool resurfacing and remediation work, revenue was recognized at the time of completion of the job.

Stock-Based Compensation

The Company accounts for stock-based compensation under the fair value recognition provisions of GAAP which requires the measurement and recognition of compensation for all stock-based awards made to employees and directors including stock options and restricted stock issuances based on estimated fair values.

In accordance with GAAP, the fair value of stock-based awards is generally recognized as compensation expense over the requisite service period, which is defined as the period during which an employee is required to provide service in exchange for an award. The Company uses a straight-line attribution method for all grants that include only a service condition. Compensation expense related to all awards is included in income.

Research and Development

Research and development costs are expensed as incurred.

Income Taxes

The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of asset and liabilities.  Deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  The effect on deferred tax asset and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company accounts for uncertainties in income tax law under a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns as prescribed by GAAP.  Under GAAP, the tax effects of a position are recognized only if it is “more-likely-than-not” to be sustained by the taxing authority as of the reporting date.  If the tax position is not considered “more-likely-than-not” to be sustained, then no benefits of the position are recognized.  Management believes there are no unrecognized tax benefits or uncertain tax positions as of September 30, 2018 and December 31, 2017.

The Company assessed its earnings history, trends and estimates of future earnings and determined that the deferred tax asset could not be realized as of September 30, 2018. Accordingly, a valuation allowance was recorded against the net deferred tax asset.

The Company recognizes interest and penalties on income taxes as a component of income tax expense, should such an expense be realized.

Basic and Diluted Net (Loss) Earnings per Share

The Company computes (loss) earnings per share in accordance with “ASC-260”, “Earnings per Share” which requires presentation of both basic and diluted (loss) earnings per share on the face of the condensed consolidated statements of operations.  Basic (loss) earnings per share is computed by dividing net (loss) income available to common shareholders by the weighted average number of outstanding common shares during the period. Diluted (loss) earnings per share gives effect to all dilutive potential common shares outstanding during the period, computed using the treasury stock method for outstanding stock options and the if converted method for convertible notes and preferred stock.  Dilutive (loss) earnings per share excludes all potential common shares if their effect is anti-dilutive. Common stock equivalents are anti-dilutive for the three months ended September 30, 2018 due to the net loss during the period, and the common stock equivalents are anti-dilutive for the nine months ended September 30, 2018 due to the net loss during that period. The common stock equivalents are comprised of stock options, convertible promissory notes and the Series A and Series B Convertible Preferred Stock.

Further, the Company has presented its discontinued operations in accordance with ASC 205-20, “Presentation of Financial Statements, Discontinued Operations”, which requires the presentation of both basic and diluted (loss) earnings per share from continuing operations and the basic and diluted net (loss) earnings per share from discontinued operations in addition to the basic and diluted net (loss) earnings per share.

For the three and nine months ended September 30, 2018 and 2017, the basic and diluted net (loss) earnings per share from continuing operations, the basic and diluted net (loss) earnings from discontinued operations and the basic and diluted net (loss) earnings per share  were computed as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Loss from Continuing Operations, net	$(246,067)	-	$(6,860,417)	-
Income from Discontinued Operations, Net	$-	$12,793	$140,933	$124,862
Net (Loss) Income Available to Common Stockholders	$(246,067)	$12,793	$(6,719,484)	$124,862
Series A Preferred Stock Dividends	2,500	2,500	7,500	7,500
Net (Loss) Income Available to Common Stockholders and Assumed Conversions	$(248,567)	$10,293	$(6,726,984)	$117,362

Weighted Average Shares - Basic	69,270,060	82,938,960	75,278,368	82,938,960
Effective Dilutive Securities - Stock Options	-	1,160,937	-	1,120,731
Shares Issuable Upon Conversion of Convertible Promissory Notes	-	-	-	-
Shares Issuable Upon Conversion of Preferred Stock - Series A	-	1,562,500	-	1,562,500
Shares Issuable Upon Conversion of Preferred Stock - Series B	-	-	-	-
Weighted Average Shares - Diluted	69,270,060	85,662,397	75,278,368	85,622,191
Net Loss Per Common Share from Continuing Operations
Basic	$-	$-	$(0.09)	$-
Diluted	$-	$-	$(0.09)	$-
Net Earnings Per Common Share from Discontinued Operations:
Basic	$-	$-	$-	$-
Diluted	$-	$-	$-	$-
Net (Loss) Earnings Per Common Share:
Basic	$-	$-	$(0.09)	$-
Diluted	$-	$-	$(0.09)	$-

Comprehensive (Loss) Income

Comprehensive (loss) income consists of net (loss) income plus the foreign currency translation loss.

Foreign Currency Translation

The translation of assets and liabilities for the Company’s foreign subsidiary is made at period end exchange rates, while revenue and expense accounts are translated at the average exchange rates during the period transactions occurred.

Fair Value Measurement

Generally accepted accounting principles establishes a hierarchy to prioritize the inputs of valuation techniques used to measure fair value. The hierarchy gives the highest ranking to the fair values determined by using unadjusted quoted prices in active markets for identical assets (Level 1) and the lowest ranking to fair values determined using methodologies and models with unobservable inputs (Level 3). Observable inputs are those that market participants would use in pricing the assets based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about inputs market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The Company has determined the appropriate level of the hierarchy and applied it to its financial assets and liabilities. At September 30, 2018 and December 31, 2017 there were no assets or liabilities carried or measured at fair value.

Use of Estimates and Assumptions

The preparation of consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 6 – RECENT ACCOUNTING PRONOUNCEMENTS

In February 2016, the FASB issued ASU 2016-2, Leases (Topic 842) which will require lessees to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with term of more than twelve months. Consistent with current GAAP, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease.  The new ASU will require both types of leases to be recognized on the balance sheet. The ASU also will require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. These disclosures include qualitative and quantitative requirements, providing additional information about the amounts recorded in the financial statements. The ASU is effective for fiscal years beginning after December 15, 2018 and for interim periods within those fiscal years. The Company is in the process of determining the effect of the ASU on its condensed consolidated balance sheets and condensed consolidated statements of operations. Early application will be permitted for all organizations.

In April 2016, the FASB issued ASU 2016-10, “Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing”.  The amendments in this Update affect the guidance in Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606), which we are required to apply for annual periods beginning after December 15, 2017. The new guidelines currently did not impact our revenue presentation.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. The amendments in this update provide a more robust framework to use in determining when a set of assets and activities is a business. Because the current definition of a business is interpreted broadly and can be difficult to apply, stakeholders indicated that analyzing transactions is inefficient and costly and that the definition does not permit the use of reasonable judgment. The amendments provide more consistency in applying the guidance, reduce the costs of application, and make the definition of a business more operable. The amendments in this update become effective for annual periods and interim periods within those annual periods beginning after December 15, 2017. The adoption of this guidance did not have a material impact on the Company's condensed consolidated financial statements.

In May 2017, the FASB issued ASU 2017-09, “Scope of Modification Accounting”, to provide clarity and reduce both (1) diversity in practice and (2) cost and complexity when applying the guidance in Topic 718, Compensation—Stock Compensation, to change to the terms or conditions of a share-based payment award.  The amendments in this update provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. An entity should account for the effects of a modification unless all the following are met: (1) the fair value (or calculated value or intrinsic value, if such an alternative measurement method is used) of the modified award is the same as the fair value (or calculated value or intrinsic value, if such an alternative measurement method is used) of the original award immediately before the original award is modified. If the modification does not affect any of the inputs to the valuation technique that the entity uses to value the award, the entity is not required to estimate the value immediately before and after the modification; (2) the vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the original award is modified; (3) the classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before the original award is modified. The current disclosure requirements in Topic 718 apply regardless of whether an entity is required to apply modification accounting under the amendments in this update. The amendments in this update become effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. An entity should apply the amendments in this update prospectively to an award modified on or after the adoption date. The Company’s adoption of this standard did not have a material impact on its condensed consolidated financial statements.

NOTE 7 – CONCENTRATIONS OF CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash. The Company maintains its cash with high-credit quality financial institutions. At September 30, 2018 and December 31, 2017 the Company did not have any cash balances in excess of federally insured limits.

NOTE 8 – FAIR VALUE ESTIMATES

The Company measures financial instruments at fair value in accordance with ASC 820, which specifies a valuation hierarchy based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s own assumptions.

Management believes the carrying amounts of the Company's cash, accounts receivable, accounts payable, accrued liabilities and overdrafts in the bank account as of September 30, 2018 and December 31, 2017 approximate their respective fair values because of the short-term nature of these instruments. The Company measures its line of credit, notes payable and loans in accordance with the hierarchy of fair value based on whether the inputs to those valuation techniques are observable or unobservable. The hierarchy is:

Level 1 – Quoted prices for identical instruments in active markets;

Level 2 – Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets; and

Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The estimated fair value of the cash, line of credit, notes payable, and loans at September 30, 2018 and December 31, 2017, were as follows:

	Quoted Prices In Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Carrying Value

At September 30, 2018:
Liabilities
Overdraft in Bank Account	$3,833			$3,833
Loan from Parent			$498,758	$498,758

	Quoted Prices In Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Carrying
	(Level 1)	(Level 2)	(Level 3)	Value

At December 31, 2017:
Assets
Cash	$217,422			$217,422
Liabilities
Bank Line of Credit		$12,782		$12,782
Notes Payable		$574,317		$645,272
Promissory Note - Stockholder			$82,228	$89,378

NOTE 9 – CONVERTIBLE PROMISSORY NOTES

On March 14, 2018, 1,500,000 stock options were cancelled and two 10% Convertible Promissory Notes (“Notes”) with a six month maturity were issued to the former option  holders. The principal amount is $25,000 each and there is no prepayment penalty. The Notes are convertible into the Company’s common stock based upon the average of the previous ten trading days’ closing price of the stock, at the maturity date of the Notes. Upon conversion of the notes, Bruce Bent or MAAB Global Limited shall have the option to purchase the common stock issued at a 5% discount to the average closing price of the stock over the previous 10 trading days. The option to purchase expires ten days after the issuance of the common stock.

On September 18, 2018, at the maturity of the Notes, the entire outstanding balance was converted into 38,886 shares of common stock of the Company, which included $2,534 of accrued interest. The Company issued the shares of common stock on October 22, 2018.

NOTE 10 – PROMISSORY NOTE FROM PARENT

On March 14, 2018, MAAB Global Limited, the parent of Astro, issued a Promissory Note for monetary advances to the Company of up to $750,000. The Promissory Note matures on February 28, 2021. The Promissory Note has an interest charge of 10%, compounded monthly.

Interest accrues on the principal amount or portion thereof which remains unpaid from time to time as well as any interest outstanding, from the date the principal amount is advanced until and including the date upon which the principal amount and all interest due under this promissory note shall be fully paid. The principal amount advanced under the Promissory Note is $498,758 through September 30, 2018. The Company has accrued interest expense of $16,781 at September 30, 2018.

NOTE 11 – CONVERTIBLE PREFERRED STOCK

In December 2015, the Company authorized 50,000,000 shares of Series A Preferred Stock, with a $0.0001 par value and no liquidation value. The Series A Preferred has an 8% dividend paid quarterly, and is convertible into one share of common stock. The Series A Preferred is senior to the common stock as to dividends, and any liquidation, dissolution or winding up of the Company. The Series A Preferred also has certain voting and registration rights.

In January 2016, the Company issued 1,562,500 shares of the Series A Preferred Stock to Lawrence and Loreen Calarco, former officers and directors of the Company.

On March 14, 2018, Lawrence and Loreen Calarco, officers and directors of the Company, the Lawrence & Loreen Calarco Family Trust and the Lawrence and Loreen Calarco Trust of June 3, 2014, sold all 1,562,500 preferred shares to MAAB Global Limited, a non-affiliate of the Company. Cumulative undeclared Series A Preferred dividends were $5,000 at September 30, 2018.

On May 4, 2018, the Board of Directors of Astro Aerospace Ltd. authorized 10,000 shares of the Series B Convertible Preferred Stock (“Preferred”), par value $0.001 per share. The Preferred is entitled to a dividend, when declared by the Board of Directors, votes with all other classes of stock as a single class of stock on all actions to by the stockholders of the Company, and each share of Preferred is convertible into 1,333 shares of common stock and a five year warrant to purchase 1,333 shares of common stock at an exercise price of $0.75 per share. On May 8, 2018, the Company issued all of the 10,000 authorized Series B Preferred shares in the acquisition of certain assets from Confida Aerospace Ltd.

Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the shares of Series B preferred stock shall share pro rata with the holders of common stock, on an as if converted basis.

NOTE 12 – 2014 STOCK AWARDS PLAN

In November 2014, the board of directors of Custom Pool approved the adoptions of a Stock Awards Plan. A total of 7,000,000 shares were authorized to be issued under the plan. For incentive stock options, at the grant date the stock options exercise price is required to be at least 110% of the fair value of the Custom Pool’s common stock. The Plan permits the grants of common stock or options to purchase common stock. As plan administrator, the Board of Directors has sole discretion to set the price of the options. Further, the Board of Directors may amend or terminate the plan.

On March 14, 2018, the Company cancelled all 3,250,000 outstanding stock options under the 2014 Stock Awards Plan, with 1,500,000 of the stock options exchanged for two 10% Convertible Promissory Notes with a six month maturity (see Note 9, “Convertible Promissory Notes”). Consequently, there are 7,000,000 shares available for issuance at September 30, 2018.

A summary of the stock option activity over the nine months ended September 30, 2018 and 2017 is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at Dec. 31, 2016	3,250,000	$0.0367	4.3 Years	$54,429

Outstanding at September 30, 2017	3,250,000	$0.0367	3.5 Years	$62,832
Exercisable at September 30, 2017	2,008,082	$0.037	3.5 Years	$38,450

Outstanding at Dec. 31, 2017	3,250,000	$0.0367	3.3 Years	$56,125
Options Cancelled	(3,250,000)	-	-	-
Outstanding at September 30, 2018	-	-	-	-
Exercisable at September 30, 2018	-	-	-	-

The Company expensed $22,857 and $8,547 of stock option compensation for the nine months ended September 30, 2018 and 2017 respectively. The unamortized stock option compensation of $20,574 as of March 14, 2018 was expensed in the nine months ended September 30, 2018.

NOTE 13 – COMMITMENTS AND CONTINGENCIES

The Company does not have any significant or long term commitments. The Company is not currently subject to any litigation.

NOTE 14 - SUBSEQUENT EVENTS

The Company has evaluated subsequent events from the consolidated balance sheet date through November 19, 2018 (the financial statement issuance date) determining that no events required additional disclosure in these condensed consolidated financial statements.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors

CPSM, Inc. and Subsidiaries

Stuart, Florida:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of CPSM, Inc. and Subsidiaries (the "Company"), as of December 31, 2017 and 2016 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended and the related notes (collectively referred to as the "financial statements").  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2017 and 2016, and the consolidated results of its operations and its cash flows for years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud, the Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

HACKER, JOHNSON & SMITH PA

We have served as the Company's auditor since 2014.

Tampa, Florida

March 29, 2018

CPSM, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31,
	2017	2016
Assets
Cash	$217,422	$430,064
Accounts Receivable, net of allowance for doubtful accounts of $16,653 and $16,181 at December 31, 2017 and 2016	273,086	129,515
Due from Related Party	12,041	2,864
Inventory	125,998	93,975
Prepaids	24,930	3,564
Deposits	2,348	2,348
Total Current Assets	655,825	662,330

Property and Equipment, Net	934,343	962,946
Intangible Assets, Net	109,465	158,736
Total Assets	$1,699,633	$1,784,012

Liabilities and Stockholders' Equity

Current Liabilities
Accounts Payable and Accrued Liabilities	$181,463	$135,226
Stockholder Advance Payable	-	54,981
Bank Line of Credit	12,782	25,892
Notes Payable – Current	84,508	69,491
Customer Deposits	37,678	75,008
Total Current Liabilities	316,431	360,598

Long Term Liabilities
Notes Payable - Long Term	560,764	622,191
Deferred Tax Liability	17,910	14,020
Promissory Note – Stockholder	89,378	89,378
Total Liabilities	984,483	1,086,187

Commitments and Contingencies (Note 16)

Stockholders' Equity

Series A Convertible Preferred Stock, $0.0001 par value, 50,000,000 Shares Authorized, 1,562,500 shares Issued and Outstanding at December 31, 2017 and 2016	156	156
Common Stock, $0.001 par value, 250,000,000 Shares Authorized, 82,938,960 Issued and Outstanding at December 31, 2017 and 2016	82,939	82,939
Additional Paid-in Capital:
Preferred Stock	124,844	124,844
Common Stock	229,744	218,331
Retained Earnings	277,467	271,555
Total Stockholders' Equity	715,150	697,825
Total Liabilities and Stockholders' Equity	$1,699,633	$1,784,012

The accompanying notes are an integral part of the consolidated financial statements.

CPSM, Inc. and Subsidiaries

Consolidated Statements of Income

	Year Ended December 31,
	2017	2016
Revenue	$5,097,018	$4,925,639
Costs and Expenses:
Cost of Services and Products Sold:
Purchases	1,824,518	1,657,899
Service Costs	2,083,547	2,101,691
Sales and Marketing	41,428	64,199
General and Administrative	1,004,514	837,578
Depreciation and Amortization	143,145	101,820

Total Costs and Expenses	5,097,152	4,763,187
(Loss) Income from Operations	(134)	162,452

Other Expense (Income) :
Interest Expense	35,903	40,161
Other Income	(25,459)	(16,516)
Gain on the Sale of Building	-	(60,292)

Total Other Expense (Income)	10,444	(36,647)

(Loss) Income Before Income Tax (Benefit)	(10,578)	199,099

Income Tax (Benefit)
Current	(22,600)	28,508
Deferred	(3,890)	37,393
Total Income Tax (Benefit)	(26,490)	65,901

Net Income	$15,912	$133,198
Less: Preferred Stock Dividends	10,000	10,000
Net Income Available to Common Stockholders	$5,912	$123,198

Net Earnings per Common Share:
Basic	$0.00	$0.00
Diluted	$0.00	$0.00

Weighted Average Number of Common Shares Outstanding - Basic	82,938,960	83,042,924

Weighted Average Number of Common Shares Outstanding - Diluted	85,540,812	85,597,222

The accompanying notes are an integral part of the consolidated financial statements.

CPSM, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2017 and 2016

	Preferred Stock		Common Stock		Additional Paid - In Capital	Additional Paid - In Capital	Retained	Total Stockholders'
	Shares	Amount	Shares	Amount	Preferred	Common	Earnings	Equity

Balance at December 31, 2015	-	$-	83,355,960	$83,356	$-	$218,423	$148,357	$450,136

Issuance of Series A Preferred Stock	1,562,500	156	-	-	124,844	-	-	125,000
Settlement of Shares Issued in Acquisition	-	-	(417,000)	(417)	-	(24,583)	-	(25,000)
Preferred Stock Dividend	-	-	-	-	-	-	(10,000)	(10,000)
Stock Option Expense	-	-	-	-	-	24,491	-	24,491
Net Income	-	-	-	-	-	-	133,198	133,198

Balance at December 31, 2016	1,562,500	156	82,938,960	82,939	124,844	218,331	271,555	697,825

Preferred Stock Dividend	-	-	-	-	-	-	(10,000)	(10,000)
Stock Option Expense	-	-	-	-	-	11,413	-	11,413
Net Income	-	-	-	-	-	-	15,912	15,912

Balance at December 31, 2017	1,562,500	$156	82,938,960	$82,939	$124,844	$229,744	$277,467	$715,150

The accompanying notes are an integral part of the consolidated financial statements.

CPSM, Inc. and Subsidiaries

Consolidated Statements of Cash Flow

	Year Ended December 31,
	2017	2016
Cash Flow from Operating Activities:
Net Income	$15,912	$133,198
Adjustments to Reconcile Net Income to Net Cash (Used In) Provided By Operating Activities:
Depreciation and Amortization	143,145	101,820
Deferred Income Tax Expense	3,890	37,393
Non-cash Stock Option Compensation	11,413	24,491
Gain on Sale of Building and Motor Vehicles	-	(60,292)

Increase (Decrease) in Cash from change in:
Accounts Receivable	(143,571)	28,002
Due from Related Party	(9,177)	(2,864)
Inventory	(32,023)	(46,921)
Prepaids	(21,366)	(3,564)
Accounts Payable and Accrued Expenses	46,237	7,962
Customer Deposits	(37,330)	(19,420)
Net Cash (Used In) Provided By Operating Activities	(22,870)	199,805

Cash Flow from Investing Activities:
Purchase of Property and Equipment	(10,131)	(90,689)
Net Proceeds from Sale of Building	-	277,116
Additional Deposit for Acquisition	-	(17,810)
Sale of Purchased Assets	-	17,500
Purchase Price Refund	-	15,000
Net Cash (Used in) Provided by Investing Activities	(10,131)	201,117

Cash Flow from Financing Activities:
Preferred Stock Dividend	(10,000)	(10,000)
Issuance of Preferred Stock	-	125,000
(Payment on) Proceeds from Bank Line of Credit	(13,110)	5,466
Payment on Notes Payable	(101,550)	(74,064)
Conversion/Payment on Stockholder Advance Payable	(54,981)	(132,326)
Payment on SBA Loan	-	(192,290)
Payment on Promissory Note – Stockholder	-	(120,622)
Net Cash Used in Financing Activities	(179,641)	(398,836)

Net (Decrease) Increase in Cash	$(212,642)	$2,086

Cash at the Beginning of the Year	$430,064	$427,978
Cash at the End of the Year	$217,422	$430,064

Supplemental Disclosures of Cash Flow Information:
Cash Paid During the Year for:
Interest	$32,737	$40,161
Taxes	$34,000	$49,000

Supplemental Disclosures of Non-Cash Information:
Property and Equipment Acquired through Issuance of Notes Payable	$55,140	$201,100
Intangible Asset Acquired in Exchange for Deposit - Business Acquisition	$-	$154,500
Reduction in Deposit - Business Acquisition and Common Stock as a Result of Settlement of Shares Issued in Acquisition	$-	$25,000

The accompanying notes are an integral part of the consolidated financial statements.

CPSM, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2017 And 2016 And For The Years Then Ended

NOTE 1 – NATURE OF OPERATIONS

CPSM, Inc. (“CPSM”) and its wholly-owned subsidiaries, Custom Pool and Spa Mechanics, Inc. (“Custom Pool”), and Custom Pool Plastering, Inc. (“CPP”) collectively (the “Company”) are primarily engaged in the provision of full line pool and spa services, specializing in pool maintenance and service, repairs, leak detection, renovations, decking and remodeling.  The primary market area includes Martin, Palm Beach, St Lucie, Indian River and Brevard counties, Florida.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated.

Basis of Presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles general accepted in the United States of America (“GAAP).

Cash

All highly liquid investments with original maturities of three months or less or money market accounts held at financial institutions are considered to be cash. Substantially all of the cash is placed with one financial institution. From time to time during the year the cash accounts are exposed to credit loss for amounts in excess of insured limits of $250,000 in the event of non-performance by the institution, however, it is not anticipated that there will be non-performance.

Allowance for uncollectible receivables

Management evaluates credit quality by evaluating the exposure to individual counterparties, and, where warranted, management also considers the credit rating or financial position, operating results and/or payment history of the counterparty. Management establishes an allowance for amounts for which collection is considered doubtful. Adjustments to previous assessments are recognized in income in the period in which they are determined. At December 31, 2017 and 2016, the allowance for uncollected receivables was $16,653 and $16,181, respectively.

CPSM, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2017 And 2016 And For The Years Then Ended

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Inventory

Inventory consists principally of pool chemicals and resurfacing materials. Inventory has a short turnover cycle. It is valued at the lower of cost or market using the First-in, First-out method.

Property and Equipment

Land is stated at cost. Property and equipment are carried at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Land and building represent the newly acquired building in Stuart, Florida, which is the primary office of the Company. The equipment is largely comprised of computers and motor vehicles used in the pool service business.

Intangible Assets

Intangible assets consist primarily of customer lists and other purchased assets with a definite life, and these are amortized using the straight-line method over those estimated useful lives.

Amortization expense for the next five years and thereafter is as follows:

Intangible Asset	2018	2019	2020	2021	2022	Thereafter

Client List – Prior Acquisitions	$4,943	$3,569	$2,283	$ -	$ -	$ -
Capitalized Costs	1,687	1,687	1,687	1,687	1,687	13,394
Client List - Sundook	10,800	10,800	10,800	10,800	10,800	22,841
Total	$17,430	$16,056	$14,770	$12,487	$12,487	$36,235

Customer Deposits

The Company collects initial deposits from customers for pool resurfacing and remediation work and recognizes the revenue when the work is completed.

CPSM, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2017 And 2016 And For The Years Then Ended

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

Revenue is recognized when the pool service is completed and the collectability is reasonably assured. For pool resurfacing and remediation work, revenue is recognized at the time of completion of the job.

Stock-Based Compensation

The Company accounts for stock-based compensation under the fair value recognition provisions of GAAP which requires the measurement and recognition of compensation for all stock-based awards made to employees and directors including stock options and restricted stock issuances based on estimated fair values.

In accordance with GAAP, the fair value of stock-based awards is generally recognized as compensation expense over the requisite service period, which is defined as the period during which an employee is required to provide service in exchange for an award. The Company uses a straight-line attribution method for all grants that include only a service condition. Compensation expense related to all awards is included in income.

Income Taxes

The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of asset and liabilities.  Deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  The effect on deferred tax asset and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company accounts for uncertainties in income tax law under a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns as prescribed by GAAP.  Under GAAP, the tax effects of a position are recognized only if it is “more-likely-than-not” to be sustained by the taxing authority as of the reporting date.  If the tax position is not considered “more-likely-than-not” to be sustained, then no benefits of the position are recognized.  Management believes there are no unrecognized tax benefits or uncertain tax positions as of December 31, 2017, and 2016.

The Company recognizes interest and penalties on income taxes as a component of income tax expense, should such an expense be realized.

CPSM, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2017 And 2016 And For The Years Then Ended

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Basic and Diluted Net Earnings per Share

The Company computes earnings per share in accordance with “ASC-260”, “Earnings per Share” which requires presentation of both basic and diluted earnings per share on the face of the consolidated statements of operations. Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of outstanding common shares during the period. Diluted earnings per share gives effect to all dilutive potential common shares outstanding during the year, computed using the treasury stock method for outstanding stock options and the if converted method for preferred stock. Dilutive earnings per share excludes all potential common shares if their effect is anti-dilutive.

For the years ended December 31, 2017 and 2016, the basic and diluted earnings per share was computed as follows:

	For the Year Ended December 31, 2017	For the Year Ended December 31, 2016

Net Income Available to Common Stockholders	$ 5,912	$ 123,198
Preferred Stock Dividends	10,000	10,000
Income Available to Common Stockholders and Assumed Conversions	$ 15,912	$ 133,198

Weighted Average Shares – Basic	82,938,960	83,042,924
Effective Dilutive Securities – Stock Options	1,039,352	991,798
Shares Issuable Upon Conversion of Preferred Stock	1,562,500	1,562,500
Weighted Average Shares – Diluted	85,540,812	85,597,222
Net Earnings Per Common Share:
Basic	$ 0.00	$ 0.00
Diluted	$ 0.00	$ 0.00

CPSM, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2017 And 2016 And For The Years Then Ended

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value Measurement

Generally accepted accounting principles establishes a hierarchy to prioritize the inputs of valuation techniques used to measure fair value. The hierarchy gives the highest ranking to the fair values determined by using unadjusted quoted prices in active markets for identical assets (Level 1) and the lowest ranking to fair values determined using methodologies and models with unobservable inputs (Level 3). Observable inputs are those that market participants would use in pricing the assets based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about inputs market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The Company has determined the appropriate level of the hierarchy and applied it to its financial assets and liabilities. At December 31, 2017 and 2016 there were no assets or liabilities carried or measured at fair value.

Use of Estimates and Assumptions

The preparation of consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain reclassifications of prior year amounts have been made to conform to the current year presentation.

NOTE 3 – RECENT ACCOUNTING PRONOUNCEMENTS

In January 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, which is intended to enhance the reporting model for financial instruments to provide users of financial statements with more decision-useful information.  The ASU requires equity investments to be measured at fair value with changes in fair values recognized in net earnings, simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment and eliminates the requirement to disclose fair values, the methods and significant assumptions used to estimate the fair value of financial instruments measured at amortized cost.  The ASU also clarifies that the Company should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale debt securities in combination with the Company's other deferred tax assets.  These amendments are effective for the Company beginning January 1, 2018.  The adoption of this guidance is not expected to have a material impact on the Company's consolidated financial statements.

CPSM, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2017 And 2016 And For The Years Then Ended

NOTE 3 – RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

In February 2016, the FASB issued ASU 2016-2, Leases (Topic 842) which will require lessees to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with term of more than twelve months. Consistent with current GAAP, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease.  The new ASU will require both types of leases to be recognized on the balance sheet.  The ASU also will require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. These disclosures include qualitative and quantitative requirements, providing additional information about the amounts recorded in the financial statements. The ASU is effective for fiscal years beginning after December 15, 2018 and for interim periods within those fiscal years. The Company is in the process of determining the effect of the ASU on its consolidated balance sheets and consolidated statements of income. Early application will be permitted for all organizations.

In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The amendments in this update change existing guidance related to accounting for employee share-based payments affecting the income tax consequences of awards, classification of awards as equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for annual reporting periods beginning after December 15, 2016, including interim periods within those annual periods, with early adoption permitted.  The adoption of this guidance did not have a material impact on the Company's consolidated financial statements.

In April 2016, the FASB issued ASU 2016-10, “Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing”.  The amendments in this Update affect the guidance in Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606), which we are required to apply for annual periods beginning after December 15, 2017. Management’s analysis is that the new guidelines currently will not substantially impact our revenue presentation.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. The amendments in this update provide a more robust framework to use in determining when a set of assets and activities is a business. Because the current definition of a business is interpreted broadly and can be difficult to apply, stakeholders indicated that analyzing transactions is inefficient and costly and that the definition does not permit the use of reasonable judgment. The amendments provide more consistency in applying the guidance, reduce the costs of application, and make the definition of a business more operable. The amendments in this update become effective for annual periods and interim periods within those annual periods beginning after December 15, 2017. The adoption of this guidance is not expected to have a material impact on the Company's consolidated financial statements.

CPSM, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2017 And 2016 And For The Years Then Ended

NOTE 3 – RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

In May 2017, the FASB issued ASU 2017-09, “Scope of Modification Accounting”, to provide clarity and reduce both (1) diversity in practice and (2) cost and complexity when applying the guidance in Topic 718, Compensation—Stock Compensation, to change to the terms or conditions of a share-based payment award.  The amendments in this update provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. An entity should account for the effects of a modification unless all the following are met: (1) the fair value (or calculated value or intrinsic value, if such an alternative measurement method is used) of the modified award is the same as the fair value (or calculated value or intrinsic value, if such an alternative measurement method is used) of the original award immediately before the original award is modified. If the modification does not affect any of the inputs to the valuation technique that the entity uses to value the award, the entity is not required to estimate the value immediately before and after the modification; (2) the vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the original award is modified; (3) the classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before the original award is modified. The current disclosure requirements in Topic 718 apply regardless of whether an entity is required to apply modification accounting under the amendments in this update. The amendments in this update become effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Early adoption is permitted, including adoption in an interim period. An entity should apply the amendments in this update prospectively to an award modified on or after the adoption date. Management believes that the adoption of this standard will not have a material impact on its consolidated financial statements.

NOTE 4 – CONCENTRATIONS OF CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company maintains its cash with high-credit quality financial institutions. At December 31, 2017 the Company did not have cash balances in excess of the federally insured limits. At December 31, 2016, the Company had cash balances in excess of federally insured limits in the amount of approximately $180,064.

Accounts receivable are financial instruments that potentially expose the Company to concentration of credit risk. However, accounts receivable of $273,086 and $129,515 at December 31, 2017 and December 31, 2016, respectively are comprised of many pool service customer accounts, none of which are individually significant in size. The Company historically has collected substantially all of its receivables.

CPSM, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2017 And 2016 And For The Years Then Ended

NOTE 5 – FAIR VALUE ESTIMATES

The Company measures financial instruments at fair value in accordance with ASC 820, which specifies a valuation hierarchy based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s own assumptions.

Management believes the carrying amounts of the Company's cash, accounts receivable, accounts payable as of December 31, 2017, and 2016 approximate their respective fair values because of the short-term nature of these instruments. The Company measures its line of credit, notes payable and loans in accordance with the hierarchy of fair value based on whether the inputs to those valuation techniques are observable or unobservable. The hierarchy is:

Level 1 – Quoted prices for identical instruments in active markets;

Level 2 – Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets; and

Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

CPSM, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2017 And 2016 And For The Years Then Ended

NOTE 5 – FAIR VALUE ESTIMATES (Continued)

The estimated fair value of the cash, line of credit, notes payable, and loans at December 31, 2017 and 2016, were as follows:

	Quoted Prices In Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Carrying
	(Level 1)	(Level 2)	(Level 3)	Value

At December 31, 2017:
Assets
Cash	$217,422	$-	$-	$217,422
Liabilities
Bank Line of Credit	-	$12,782	-	$12,782
Notes Payable	-	$574,317	-	$645,272

Promissory Note – Stockholder	-	-	$82,228	$89,378

At December 31, 2016:
Assets
Cash	$430,064	-	-	$430,064
Liabilities
Bank Line of Credit	-	$25,892	-	$25,892
Notes Payable	-	$691,682	-	$691,682

Promissory Note - Stockholder	-	-	$75,798	$89,378
Stockholder Advance Payable	-	-	$54,981	$54,981

CPSM, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2017 And 2016 And For The Years Then Ended

NOTE 6 – PROPERTY AND EQUIPMENT

Property and equipment consisted of:

	December 31, 2017	December 31, 2016
Property & Equipment
Land	$96,000	$96,000
Buildings	456,527	456,527
Equipment	18,600	18,600
Motor Vehicles	646,393	626,825
Total, at Cost	$1,217,520	$1,197,952

Accumulated Depreciation	283,177	235,006

Net Property & Equipment	$934,343	$962,946

Depreciation expense was $93,874 and $84,410 respectively in the years ended December 31, 2017 and 2016.

NOTE 7 – ACQUISTION OF SUNDOOK POOL SERVICES, LLC

On December 30, 2015, the Company made a deposit of $(165,000) to acquire a pool servicing company, Sundook Advanced Pool Services LLC (“Sundook”), in Stuart, FL. Additionally, the Company issued 417,000 shares of restricted stock, valued at $25,000. The transaction closed on January 5, 2016. The primary asset acquired consisted of customer list intangible assets valued at $154,500 as well as a retail store valued at $17,500. The fair value of the intangible assets acquired was determined using Level 3 inputs.

An additional $25,000 was escrowed pending an audit of customer account retentions after thirty days. The acquisition expands the Company’s business presence in its primary market of Martin, St Lucie and Indian River counties, Florida. Sundook’s pool service routes are synergistic with the Company’s pool service routes and provide for more efficiency and better operating margins.

On March 18, 2016, the Company negotiated the final settlement for the acquisition of Sundook. Due to Sundook underperforming certain terms and warranties under the asset purchase agreement, the Company paid $10,000 of the escrowed funds, and Sundook surrendered the 417,000 shares of the Company’s stock.

CPSM, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2017 And 2016 And For The Years Then Ended

NOTE 7 – ACQUISTION OF SUNDOOK POOL SERVICES, LLC (Continued)

Separately, also on March 18, 2016, the Company sold the retail store acquired in the Sundook transaction for $17,500.

The acquisition is not significant as defined by ASC 805, “Business Combinations”, and therefore no pro forma financial information is presented.

NOTE 8 – SALE OF PALM CITY, FL. BUILDING

In May 2016, the Company moved into its new office headquarter building in Stuart, FL. and made available for sale or lease, its old office building in Palm City, FL. The sale of the building was completed on September 12, 2016 for $300,000 less settlement costs of $22,884, resulting in a gain of $60,292. The remaining proceeds were used to pay off the SBA Loan and to pay down the Promissory Note – Stockholders (See Note 12 “Long Term Loans”).

NOTE 9 – STOCKHOLDER ADVANCE PAYABLE

On September 26, 2017, the Company repaid the advance payable of $54,981 from the Calarco Trust, beneficially owned by Lawrence Calarco, an officer and director of the Company and Loreen Calarco an officer and director of the Company. The advance payable was used for expenditures on behalf of Custom Pool. The terms of the advance payable were non-interest bearing and it was due on demand. The outstanding balance of the advance payable was $54,981 at December 31, 2016.

NOTE 10 – BANK LINE OF CREDIT

The Company maintains a $50,000 revolving line of credit with a regional bank. The line of credit has a ten-year maturity but is due upon demand by the bank. The interest rate is currently 6.50%, and it is a floating rate, 2.0% over the Wall Street Journal Prime Rate Index.

The outstanding balance as of December 31, 2017, and 2016, respectively is $12,782 and $25,892. The Company is currently in compliance with the terms of the line of credit.

CPSM, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2017 And 2016 And For The Years Then Ended

NOTE 11 – NOTES PAYABLE

At December 31, 2017 and December 31, 2016, the Company has $645,272 and $691,682, respectively, in notes payable secured against the headquarters building and motor vehicles used in the pool services and pool plastering business. The outstanding balance of $32,716 for the loan against the pool plastering pump truck is the largest of the motor vehicle loans. The interest rates on the vehicle loans range from 2.99% to 7.50% and the maturities range from three to five years. The Company is currently in compliance with the terms of the loans.

The note for the acquisition of the new building in Stuart, FL. has an outstanding balance of $370,140 and $384,034 at December 31, 2017 and 2016, respectively. The note carries an interest rate of 3.99% and matures in October 2025. The Company is current with all payments and terms of the note.

NOTE 12 – LONG TERM LOANS

Until September 12, 2016, the Company had a long-term loan from Wells Fargo Bank which was guaranteed in case of default by the Company, by the Small Business Administration. The terms of the loan have a floating interest rate of 2.00% over the Wall Street Journal Prime Rate Index. The loan was secured by all of the assets of Custom Pool and by personal guaranties of Lawrence and Loreen Calarco. The Company paid off the loan on September 12, 2016 with the part of the proceeds from the sale of the prior headquarters office building in Palm City, Fl. (See Note 8 “Sale of Palm City, Fl. Building”).

At both December 31, 2017 and 2016, the Company has a Promissory Note from a stockholder for $89,378, which was incurred with the acquisition of the common stock of CPSM, Inc. The term of the Promissory Note is 5 years and the note has an interest rate set at the 5 Year Treasury Note rate, currently set at 1.72% and which resets annually on June 3. The principal is due on the final maturity of June 3, 2019. The Company has accrued interest expense of $5,321 and $8,145 as of December 31, 2017 and 2016, respectively. The Company repaid a portion of the principal of the Note with part of the proceeds from the sale of the prior headquarters office building in Palm City, Fl. (See Note 8, “Sale of the Palm City, Fl. Building”). The Company is in compliance with the provisions of this Note.

The long term debt repayments are as follows:

	2018	2019	2020	2021	2022	Thereafter	Total
Notes Payable:	$84,508	$66,826	$69,136	$61,220	$51,137	$312,445	$645,272
Promissory Note - Stockholder	-	89,378	-	-	-	-	89,378
Total Repayments	$84,508	$156,204	$69,136	$61,220	$51,137	$312,445	$734,650

CPSM, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2017 And 2016 And For The Years Then Ended

NOTE 13 – INCOME TAX

As of December 31, 2017, the U.S. Federal and Florida income tax returns filed prior to 2014 are no longer subject to examination by the respective taxing authorities.

The differences between the statutory Federal income tax rate and the effective tax rate are summarized as follows for the years ended December 31, 2017 and 2016:

	2017		2016

Income Taxes (benefit) at Statutory Rate	$(3,597)	(34.0%)	$67,694	34.0%

Increase (Decrease) in Taxes Resulting From:
State Taxes, net of Federal Tax Benefit	(2,062)	(19.5)	5,559	2.8
Graduated Tax Rates	(10,016)	(94.7)	(8,430)	(4.2)
Reduction in Federal Income Tax Rate	(8,681)	(82.1)	-	-
Other, Net	(2,134)	(20.1)	1,078	0.5
Income Taxes	$(26,490)	(250.4%)	$65,901	33.1%

On December 22, 2017, the "Tax Cuts and Jobs Act of 2017," or the Tax Act, was signed into law. The Tax Act, among other things, reduced the maximum statutory federal corporate income tax rate from 35% to 21% effective January 1, 2018. As a result of enactment of the Tax Act, the Company revalued its net deferred tax asset.  This revaluation resulted in an additional benefit to the income tax provision of $8,681 in 2017.

CPSM, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2017 And 2016 And For The Years Then Ended

NOTE 13 – INCOME TAX (Continued)

Deferred income taxes primarily relate to differences between the amounts recorded for financial reporting purposes and the amounts recorded for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows as of December 31, 2017, and 2016:

Deferred Income Tax Assets (Liabilities):	2017	2016
Organizational Costs	$41,476	$66,847
Stock Based Compensation	9,902	10,407
Allowance for Bad Debt	4,221	6,089
Depreciation	(74,910)	(90,792)
Other, Net	1,401	(6,571)
Deferred Income Tax Assets (Liabilities)	$(17,910)	$(14,020)

NOTE 14 – PREFERRED STOCK

In December 2015, the Company authorized 50,000,000 shares of Series A Preferred Stock, with a $0.0001 par value. The Series A Preferred has an 8% dividend paid quarterly, and is convertible into common stock at $0.08 per common share. The Series A Preferred is senior to the common stock as to dividends, and any liquidation, dissolution or winding up of the Company. The Series A Preferred also has certain voting and registration rights.

In January 2016, the Company issued 1,562,500 shares of the Series A Preferred Stock to Lawrence and Loreen Calarco, officers and directors of the Company for $125,000 in consideration. At the time of the issuance of the Series A Preferred, the closing stock price of the Company’s common stock was $0.07 per share and so there is not a beneficial conversion feature. The Series A Preferred is callable after six months at the option of the Company at the issue price. The Company has accrued $20,000 and $10,000 in dividends on the Series A Preferred at December 31, 2017 and 2016, respectively.

CPSM, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2017 And 2016 And For The Years Then Ended

NOTE 15 – 2014 STOCK AWARDS PLAN

In November 2014, the board of directors of the Company approved the adoptions of a Stock Awards Plan. The purpose is to provide a means through which the Company may attract, retain and motivate employees, directors and persons affiliated with the Company, including, but not limited to, non-employee consultants, and to provide a means whereby such persons can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company.  A further purpose of the Plan is to provide such participants with additional incentive and reward opportunities designed to enhance the profitable growth and increase stockholder value of the Company. A total of 7,000,000 shares was authorized to be issued under the plan. For incentive stock options, at the grant date the stock options exercise price is required to be at least 110% of the fair value of the Company’s common stock. The Plan permits the grants of common stock or options to purchase common stock. As plan administrator, the Board of Directors has sole discretion to set the price of the options. Further, the Board of Directors may amend or terminate the plan.

On May 27, 2015, the Board of Directors granted two individuals 500,000 options each. Additionally, on August 23, 2016, the Board of Directors granted four individuals 2,250,000 options in aggregate. The May 27, 2015 stock option grants have a five-year maturity, vesting ratably over that period. The August 23, 2016 stock option grants had 50% of the options vesting immediately, with the balance vesting ratably over three years. There are 3,750,000 shares available for issuance at December 31, 2017.

The August 23, 2016 and May 27, 2015 stock options were granted with the fair value estimated on the date of grant using the assumptions in the table below and the Black Scholes options pricing model:

	2016	2015
Dividend Yield	-	-
Expected Volatility	64.88%	113.19%
Risk Free Interest Rate	0.90%	1.57%
Expected Life	3 Years	5 Years
Per Share Grant Date Fair Value of Options Issued	$0.0163	$0.0265

The assumptions were based on the following: The Company’s stock does not pay a dividend, expected volatility is a function of the historical daily changes in price of the Company’s stock, the risk-free interest rate is the constant maturity of the 3 Year and 5 Year Treasury Note, respectively and the expected life is the maturity of the stock options since no options have been exercised or forfeited to date.

CPSM, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2017 And 2016 And For The Years Then Ended

NOTE 15 – 2014 STOCK AWARDS PLAN (Continued)

A summary of the stock option activity over the years ended December 31, 2017 and 2016 is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at Dec. 31, 2015	1,000,000	$ 0.035	4.4 years	-
Granted	2,250,000	$0.0375	4.9 years	-
Outstanding at Dec. 31, 2016	3,250,000	$0.0367	4.3 Years	$54,429
Exercisable at Dec. 31, 2016	1,578,014	$ 0.037	4.3 Years	$25,041

Granted	-	-	-	-
Outstanding at Dec. 31, 2017	3,250,000	$0.0367	3.3 Years	$56,125
Exercisable at Dec. 31, 2017	2,153,014	$ 0.037	3.3 Years	$36,823

The Company expensed $11,413 and $24,491 of stock option compensation for the years ended December 31, 2017 and 2016 respectively. Unrecognized compensation expense was $24,106 and $35,519 at December 31, 2017 and 2016, respectively.

NOTE 16 – COMMITMENTS AND CONTINGENCIES

The Company does not have any significant or long-term commitments. The Company is not currently subject to any litigation.

CPSM, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2017 And 2016 And For The Years Then Ended

NOTE 17 - SUBSEQUENT EVENTS

Management has evaluated subsequent events through the date of the filing of this Annual Report and management noted the following for disclosures.

Sale of Common Stock of Majority Stockholders

On March 14, 2018, Lawrence and Loreen Calarco, officers and directors of the Company, the Lawrence & Loreen Calarco Family Trust and the Lawrence and Loreen Calarco Trust of June 3, 2014, majority stockholders controlled by Lawrence and Loreen Calarco, sold 51,711,571 common shares and 1,562,500 preferred shares to MAAB Global Limited, a non-affiliate of the Company, paid from Bruce Bent, officer and director of MAAB Global Limited’s personal funds resulting in a change of control of the Company.  The stock was transferred to MAAB Global Limited effective March 14, 2018.  The 51,711,571 common shares and 1,562,500 preferred shares represent 62.35% and 100% of the currently issued and outstanding common and preferred stock of the registrant, respectively.

Resignation of Directors and Election of Directors

On March 14, 2018, Lawrence Calarco, Loreen Calarco and Charles Dargan II resigned as officers and directors of the Company.  Additionally, on March 14, 2018, Jeffrey Michel and Randy Sofferman resigned as directors of the Company.

On March 14, 2018, Bruce Bent, age 62, was appointed as Chief Executive Officer and Director of the Company.  He will stand for re-election at the next annual meeting of the shareholders.  There are no material arrangements to which Mr. Bent is a party, and there is no family relationship between him and any other party connected to the registrant.

Cancellation and Exchange of Stock Options

On March 14, 2018, the Company cancelled all 3,250,000 outstanding stock options under the 2014 Stock Awards Plan, with 1,500,000 of the stock options exchanged for two 10% Convertible Notes (“Notes”) with a six month maturity. The principal amount is $25,000 each and there is no prepayment penalty. The Notes are convertible into the Company’s common stock based upon the average of the previous ten trading days’ closing price of the stock, at the maturity date of the Notes. Upon conversion of the notes, Bruce Bent or MAAB Global Limited shall have the option to purchase the common stock issued at a 5% discount to the average closing price of the stock over the previous 10 trading days. The option to purchase expires ten days after the issuance of the common stock.

CPSM, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2017 And 2016 And For The Years Then Ended

NOTE 17 - SUBSEQUENT EVENTS (Continued)

Sale of Custom Pool and Spa Mechanics, Inc. and Custom Pool Plastering, Inc.

The Company is in the process of negotiating the sale of Custom Pool and Spa Mechanics, Inc. and Custom Pool Plastering, Inc. to the Lawrence & Loreen Calarco Family Trust.  The Company expects the transaction to be consummated in April 2018.

Current Negotiations

The Company, under new ownership, is currently negotiating with Confida Aerospace Ltd. and intends to enter into a Letter Agreement to assume all of the rights and obligations of Confida under an Asset Purchase Agreement dated January 18, 2018 by and between Infly Technology Ltd. and its principal shareholders (together “Infly”) and Confida.

Under the Asset Purchase Agreement, Infly agreed to transfer, convey and assign to Confida all right, title and interest in and to the assets belonging to Infly and all books and records, studies, software, drawings, schematics and all ancillary information, rights, agreements and understandings Infly may have in respect of the operations of Infly.  The Assets consist of PassengerDrone aircraft, hardware, software and firmware components, designs and trademarks.

The Company and Confida have agreed in principal that, as consideration for the assumption of its rights and obligations under the Asset Purchase Agreement, the Company shall issue Confida 10,000 preferred shares.  Each preferred share shall be convertible into 1,333 common shares and 1,333 warrants.  Each warrant shall be exercisable into one common share at an exercise price of $.75.  The warrants shall have an exercise period of five years.

Up to a Maximum of ___________ Common Shares

At $____ per Common Share

Prospectus

ASTRO AEROSPACE LTD.

____________, 201_

YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS.  WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDER ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, COMMON SHARES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED.

Until ____________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered.

We shall pay the following expenses.

SEC Registration Fee$      229.71

Printing Expenses 500.00

Legal Fees and Expenses  25,000.00

Accounting Fees and Expenses 15,000.00

Miscellaneous 800.00

TOTAL$ 41,529.71

Item 14.  Indemnification of Directors and Officers

We shall indemnify any officer or director or any former officer or director, to the full extent permitted by law.  We shall indemnify any officer or director in connection with any proceedings, including appeals, if he or she acted in good faith and in a manner he or she reasonably believed to be in our best interests and they had no reasonable cause to believe that his or her conduct was unlawful.  The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in our best interests or had reasonable cause to believe that his or her conduct was unlawful.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or preceding that may result in a claim for indemnification.

We do not have any insurance policies covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 15.  Recent Sales of Unregistered Securities

During the fiscal year ended December 31, 2017 and the nine months ended September 30, 2018, we issued the following securities:

  (a) 1/5/16 – 417,000 common shares to Sundook valued at $29,190 (subsequently surrendered on 3/18/16

  (b) 1/5/16 – 1,562,500 Series A preferred shares to Lawrence and Loreen Calarco for $125,000.

  (c) 5/4/18 – 10,000 Series B preferred shares to Confida Aerospace Ltd. pursuant to an Asset Purchase Agreement.

The above issued common shares were issued to sophisticated investors under an exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 16.  Exhibits and Financial Statement Schedules

The following exhibits are filed as part of this registration statement:

3.2Bylaws

5.1Consent and Opinion of J.M. Walker & Associates regarding the legality of the securities being registered

11Statement of Computation of Per Share Earnings – This Computation appears in the Financial Statements

23.1Consent of Hacker, Johnson & Smith PA

The following exhibits are incorporated by reference into this registration statement:

NO.	DESCRIPTION	FILED WITH	DATE FILED
3.1	Articles of Incorporation dated March 25, 2018	Form 8-K	April 2, 2018
10.1	Asset Purchase Agreement with Confida Aerospace, Ltd.	Form 8-K	May 14, 2018
10.2	Securities Purchase Agreement with Oasis Capital, LLC	Form 8-K	December 7, 2018
10.3	Registration Rights Agreement with Oasis Capital, LLC	Form 8-K	December 7, 2018
10.4	Senior Secured Convertible Promissory Note with Oasis Capital, LLC	Form 8-K	December 7, 2018
10.5	Common Stock Purchase Warrant with Oasis Capital, LLC	Form 8-K	December 7, 2018
10.6	Security Agreement with Oasis Capital, LLC	Form 8-K	December 7, 2018

Item 17.  Undertakings

(a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       i. To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

       ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(ii)If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lewisville, State of Texas, on January 7, 2019.

Astro Aerospace Ltd.

By: /s/Bruce Bent

      Bruce Bent

      Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Bruce BentJanuary 7, 2019

Bruce Bent

Chief Executive Officer,

Chief Financial Officer/Controller

Director

/s/ Paul F. BeardJanuary 7, 2019

Paul F. Beard

Director